Exhibit 99.4

In compliance with informal SEC guidance, WPS Resources is filing this Current Report on Form 8-K to present reclassified financial statements in response to the requirements of EITF 02-03. The reclassified financial statements are set forth in the attached exhibits to this Form 8-K. These exhibits contain information identical to the corresponding items of the 2002 Annual Report, except that the information contained in the exhibits has been updated to the extent necessary to report revenues from energy-trading contracts net of related cost of sales for all activities that are trading and involved derivative instruments as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and to conform the related disclosures for all periods presented. Other than the correction of any typographical errors the other information contained in the attached exhibits has not been revised or modified. There have been no events subsequent to December 31, 2002 that would require the financial statements as of December 31, 2002 to be updated. Neither reported margins, net income, nor cash flows were impacted by the reclassification of revenue upon adoption of EITF 02-03.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

A. CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31
(Millions, except per share data)	2002	2001	2000

Utility revenue	$1,050.3	$974.9	$888.3
Nonregulated revenue	497.3	456.9	286.1
Total revenues	1,547.6	1,431.8	1,174.4

Utility cost of fuel, gas, and purchased power	419.0	444.6	379.3
Nonregulated cost of fuel, gas, and purchased power	394.9	395.9	239.7
Operating and maintenance expense	444.5	361.2	311.5
Depreciation and decommissioning expense	98.0	86.6	99.9
Taxes other than income	40.1	36.2	33.8
Operating income	151.1	107.3	110.2

Miscellaneous income	47.8	37.5	20.2
Interest expense	(58.1)	(55.8)	(50.8)
Distributions - preferred securities of subsidiary trust	(3.5)	(3.5)	(3.5)
Other income (expense)	(13.8)	(21.8)	(34.1)

Income before taxes	137.3	85.5	76.1
Provision for income taxes	24.8	4.8	6.0
Net income before preferred dividends	112.5	80.7	70.1

Preferred stock dividends of subsidiary	3.1	3.1	3.1
Income available for common shareholders	$109.4	$77.6	$67.0

Average shares of common stock	31.7	28.2	26.5
Earnings per common share
Basic	$3.45	$2.75	$2.53
Diluted	$3.42	$2.74	$2.53
Dividends per common share	$2.12	$2.08	$2.04

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

B. CONSOLIDATED BALANCE SHEETS

At December 31
(Millions)	2002	2001

Assets
Cash and cash equivalents	$43.3	$43.9
Restricted funds	4.2	21.3
Accounts receivable - net of reserves of $7.0 and $5.0, respectively	293.3	248.0
Accrued unbilled revenues	105.9	56.5
Inventories	118.1	102.5
Current assets from risk management activities	406.6	336.0
Other current assets	72.3	61.5
Current assets	1,043.7	869.7

Property, plant, and equipment, net	1,610.2	1,463.6
Regulatory assets	110.9	91.0
Long-term assets from risk management activities	135.3	151.4
Other	307.8	294.3
Total assets	$3,207.9	$2,870.0

Liabilities and Shareholders' Equity
Short-term debt	$29.8	$46.2
Current portion of long-term debt	71.1	56.6
Accounts payable	452.0	334.6
Current liabilities from risk management activities	443.8	294.2
Other current liabilities	53.7	69.4
Current liabilities	1,050.4	801.0

Long-term debt	824.4	727.8
Deferred income taxes	73.7	69.5
Deferred investment tax credits	19.3	21.0
Regulatory liabilities	49.7	78.4
Environmental remediation liabilities	40.2	45.0
Postretirement benefit obligations	51.8	52.4
Long-term liabilities from risk management activities	109.7	145.7
Other	104.8	112.2
Long-term liabilities	1,273.6	1,252.0

Company-obligated mandatorily redeemable trust preferred
securities of subsidiary trust holding solely
WPS Resources' 7.00% subordinated debentures	50.0	50.0
Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	782.8	715.9
Total liabilities and shareholders' equity	$3,207.9	$2,870.0

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

C. CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

			Employee
			Stock Plan
			Guarantees and					Accumulated
			Deferred		Capital in			Other
	Comprehensive		Compensation	Common	Excess of	Retained	Treasury	Comprehensive
(Millions)	Income	Total	Trust	Stock	Par Value	Earnings	Stock	Income (Loss)
Balance at December 31, 1999	-	$539.9	($4.4)	$26.9	$175.7	$341.7	$0.0	$0.0
Income available for common shareholders	$67.0	67.0	-	-	-	67.0	-	-
Other comprehensive income (net of tax)	-	-	-	-	-	-	-	-
Comprehensive income	$67.0	-	-	-	-	-	-	-
Issuance of common stock	-	0.4	-	-	0.4	-	-	-
Dividends on common stock	-	(53.9)	-	-	-	(53.9)	-	-
Other	-	(5.3)	1.2	-	1.6	-	(8.1)	-

Balance at December 31, 2000	-	$548.1	($3.2)	$26.9	$177.7	$354.8	($8.1)	$0.0
Income available for common shareholders	$77.6	77.6	-	-	-	77.6	-	-
Other comprehensive income - cash flow hedge (net of tax of $1.8)	(2.7)	(2.7)	-	-	-	-	-	(2.7)
Comprehensive income	$74.9	-	-	-	-	-	-	-
Issuance of common stock	-	152.3	-	4.6	147.7	-	-	-
Dividends on common stock	-	(58.8)	-	-	-	(58.8)	-	-
Other	-	(0.6)	(1.0)	-	-	-	0.4	-

Balance at December 31, 2001	-	$715.9	($4.2)	$31.5	$325.4	$373.6	($7.7)	($2.7)
Income available for common shareholders	$109.4	109.4	-	-	-	109.4	-	-
Other comprehensive income - cash flow hedge (net of tax of $3.1)	(4.6)	(4.6)	-	-	-	-	-	(4.6)
Other comprehensive income - minimum pension liability (net of tax of $1.8)	(2.7)	(2.7)	-	-	-	-	-	(2.7)
Comprehensive income	$102.1	-	-	-	-	-	-	-
Issuance of common stock	-	28.3		0.5	21.7	-	6.1	-
Purchase of common stock	-	(1.3)	(1.3)	-	-	-	-	-
Dividends on common stock	-	(67.1)	-	-	-	(67.1)	-	-
Other	-	4.9	0.1	-	4.7	-	0.1	-

Balance at December 31, 2002		$782.8	($5.4)	$32.0	$351.8	$415.9	($1.5)	($10.0)

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

D. CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
(Millions)	2002	2001	2000
Operating Activities
Net income before preferred dividends	$112.5	$80.7	$70.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	98.0	86.6	99.9
Amortization of nuclear fuel and other	50.6	15.5	19.6
Gain on nuclear decommissioning trust	(1.7)	(8.1)	(10.8)
Deferred income taxes and investment tax credit	(0.3)	(34.4)	(16.8)
Unrealized gains and losses on nonregulated energy contracts	5.3	14.4	17.0
Gain on sale of partial interest in synthetic fuel operation	(38.0)	(2.2)	-
Gain on sale of property, plant, and equipment	(0.6)	(14.9)	(3.8)
Other	1.6	(9.2)	4.3
Changes in working capital, net of businesses acquired
Receivables	(96.3)	83.6	(207.1)
Inventories	20.3	(46.0)	(30.1)
Other current assets	(6.0)	0.9	(39.0)
Accounts payable	56.5	(35.0)	230.9
Other current liabilities	(7.9)	11.0	9.7
Net cash operating activities	194.0	142.9	143.9

Investing Activities
Capital expenditures	(229.1)	(248.7)	(199.1)
Return of capital from equity investment	0.4	42.4	-
Dividends received from equity investment	7.1	3.5	-
Equity infusion to equity investment	(11.7)	-	-
Purchase of CH Resources, Inc.	(60.6)	-	-
Sale of property, plant, and equipment	7.7	58.8	31.3
Decommissioning funding	(2.6)	(2.6)	(8.8)
Other	4.0	7.3	(15.5)
Net cash investing activities	(284.8)	(139.3)	(192.1)

Financing Activities
Short-term debt - net	1.0	(104.6)	39.7
Issuance of long-term debt	250.3	180.8	87.4
Repayment of long-term debt and capital lease	(129.6)	(64.7)	(10.3)
Payment of dividends
Preferred stock	(3.1)	(3.1)	(3.1)
Common stock	(67.1)	(58.8)	(53.9)
Issuance of common stock	28.3	96.4	-
Purchase of common stock	(1.3)	(1.1)	(10.5)
Redemption of obligations acquired in purchase business combination	-	(17.9)	-
Other	11.7	0.5	1.2
Net cash financing activities	90.2	27.5	50.5
Change in cash and cash equivalents	($0.6)	$31.1	$2.3

Cash and cash equivalents at beginning of year	43.9	12.8	10.5
Cash and cash equivalents at end of year	$43.3	$43.9	$12.8

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

E. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Nature of Operations--WPS Resources Corporation is a holding company. Our wholly-owned subsidiary, Wisconsin Public Service Corporation, is an electric and gas utility. Wisconsin Public Service supplies and distributes electric power and natural gas in its franchised service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. Our other wholly-owned utility subsidiary, Upper Peninsula Power Company, is an electric utility. Upper Peninsula Power supplies and distributes electric energy in the Upper Peninsula of Michigan. Another wholly-owned subsidiary, WPS Resources Capital Corporation, is a holding company for our nonregulated businesses, WPS Energy Services, Inc. and WPS Power Development, Inc. WPS Energy Services is a diversified energy supply and services company. WPS Power Development develops, owns and operates, through its own subsidiaries, electric generation projects.

    The term "utility" refers to the regulated activities of Wisconsin Public Service and Upper Peninsula Power, while the term "nonutility" refers to the activities of Wisconsin Public Service and Upper Peninsula Power, which are not regulated. The term "nonregulated" refers to activities other than those of Wisconsin Public Service and Upper Peninsula Power.

    (b) Use of Estimates--We prepare our financial statements in conformity with accounting principles generally accepted in the United States. We make estimates and assumptions that affect reported amounts. These estimates and assumptions include assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    (c) Income Taxes--We account for income taxes using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes have been recorded using currently enacted tax rates for the differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Due to the effects of regulation on Wisconsin Public Service Corporation and Upper Peninsula Power Company, certain adjustments made to deferred income taxes are, in turn, recorded as regulatory assets or liabilities.

    Investment tax credits have been recorded as deferred credits and are being amortized to income tax expense over the service lives of the related property.

    WPS Resources files a consolidated United States income tax return that includes domestic subsidiaries in which its ownership is 80 percent or more. WPS Resources and its consolidated subsidiaries are parties to a tax allocation arrangement under which each entity determines its income tax provision on a stand-alone basis, after which effects of federal consolidation are accounted for.

    (d) Capitalized Interest and Allowance for Funds Used During Construction--Our nonregulated subsidiaries capitalize interest for construction projects, while our utilities use an allowance for funds used during construction calculation, which includes both an interest and an equity component.

    Approximately 50% of Wisconsin Public Service's retail jurisdictional construction work-in-progress expenditures are subject to allowance for funds used during construction. For 2002, Wisconsin Public Service's retail rate allowance for funds used during construction was 10.1%.

    Wisconsin Public Service's construction work-in-progress debt and equity percentages for wholesale jurisdictional electric allowance for funds used during construction are specified in the Federal Energy Regulatory Commission's Uniform System of Accounts. For 2002, the allowance for funds used during construction wholesale rate was 7.9%.

    Upper Peninsula Power is subject to one allowance for funds used during construction rate. That rate is the Michigan Public Service Commission's allowed rate of return. For 2002, the allowance for funds used during construction rate was 8.4%. Historically, there have been few calculations of allowance for funds used during construction due to the small dollar amounts or short construction periods of Upper Peninsula Power's construction projects. We expect larger projects to occur in the future that will be subject to the application of the allowance for funds used during construction calculation.

    Wisconsin Public Service's allowance for funds used during construction for 2002, 2001, and 2000 were $3.0 million, $1.9 million, and $1.7 million, respectively. Upper Peninsula Power did not record allowance for funds used during construction for 2002, 2001, or 2000.

    Both WPS Energy Services and WPS Power Development calculate capitalized interest on long-term construction projects for periods where financing is provided by WPS Resources through interim debt. The interest rate capitalized is based upon the monthly short-term borrowing rate WPS Resources incurs for such funds.

    (e) Revenue and Customer Receivables--Revenues are recognized on the accrual basis and include estimated amounts for electric and natural gas service rendered but not billed. Approximately 7% of WPS Resources' total revenue is from companies in the paper products industry.

    Wisconsin Public Service and Upper Peninsula Power use automatic fuel adjustment clauses for the Federal Energy Regulatory Commission wholesale-electric and the Michigan Public Service Commission retail-electric portions of the business. The Wisconsin retail-electric portion of Wisconsin Public Service's business uses a "cost variance range" approach, based on a specific estimated fuel cost for the forecast year. If Wisconsin Public Service's actual fuel costs fall outside this range, a hearing can be held resulting in an adjustment to future rates.

    The Public Service Commission of Wisconsin approved a modified one-for-one gas cost recovery plan for Wisconsin Public Service commencing in January 1999. This plan allows Wisconsin Public Service to pass changes in the cost of natural gas purchased from its suppliers on to system natural gas customers, subject to regulatory review.

    The Michigan Public Service Commission has approved one-for-one recovery of prudently incurred gas costs for Wisconsin Public Service, subject to regulatory review. The Michigan Public Service Commission has also approved a gas cost recovery factor adjustment mechanism for Wisconsin Public Service for the period April 2002 through March 2003. This adjustment mechanism allows Wisconsin Public Service to upwardly adjust the gas rates charged to customers in Michigan based on upward changes to the New York Mercantile Exchange natural gas futures price of gas without further Commission action. Wisconsin Public Service has requested that the Michigan Public Service Commission extend the gas cost recovery factor adjustment mechanism for the period April 2003 through March 2004.

    Billings to Upper Peninsula Power's customers under the Michigan Public Service Commission's jurisdiction include base rate charges and a power supply cost recovery factor. Upper Peninsula Power receives Michigan Public Service Commission approval each year to recover projected power supply costs by establishment of power supply cost recovery factors. Annually, the Michigan Public Service Commission reconciles these factors to actual costs and permits 100% recovery of allowed power supply costs. Upper Peninsula Power defers any over or under recovery on the balance sheet. The deferrals are relieved with additional billings or refunds.

    Wisconsin Public Service and Upper Peninsula Power are required to provide service and grant credit to customers within their service territories. The two companies continually review their customers' credit-worthiness and obtain deposits or refund deposits accordingly. Both utilities are precluded from discontinuing service to residential customers during winter moratorium months. Our regulated segments calculate a reserve for potential uncollectible customer receivables using a four-year average of bad debts net of recoveries as a percentage of total accounts receivable. The historical percentage is applied to the current year-end accounts receivable balance to determine the reserve balance required.

    At WPS Power Development, electric power revenues related to fixed-price contracts are recognized at the lower of amounts billable under the contract or an amount equal to the volume of the capacity made available or the energy delivered during the period multiplied by the estimated average revenue per kilowatt-hour per the terms of the contract. Under floating-price contracts, electric power revenues are recognized when capacity is provided or energy is delivered.

    WPS Energy Services accrues revenues in the month that energy is delivered and/or services are rendered. With the adoption of Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," revenues related to derivative instruments classified as trading must be reported net of related cost of sales for all periods presented. In accordance with Issue 02-03, WPS Energy Services year-end 2002, 2001 and 2000 revenues have been reclassified to be presented net of related cost of sales. Neither margins nor net income were impacted by the reclassification of revenue upon adoption of Issue 02-03.

    In accordance with the requirements of Emerging Issues Task Force Issue No. 02-03, WPS Energy Services gross physical volumes of natural gas and electricity delivered in 2002, 2001, and 2000 are reported in the following tables:

WPS Energy Services Gas Results
	2002	2001	2000

Wholesale sales volumes in billion cubic feet*	233.8	242.8	153.3
Retail sales volumes in billion cubic feet* * Represents gross volumes physically delivered	135.7	104.5	75.3

WPS Energy Services Electric Results
	2002	2001	2000

Wholesale sales in megawatt-hours	4,250,000	1,696,600	557,600
Retail sales in megawatt-hours * Represents gross volumes physically delivered	2,703,600	1,944,700	601,700

    WPS Energy Services calculates the reserve for potential uncollectible customer receivable balances by applying an estimated bad debt experience rate to each past due aging category and reserving for 100% of specific customer receivable balances deemed to be uncollectible. The basis for calculating the reserve for receivables from wholesale counterparties considers any netting agreements, collateral, or guaranties in place.

    (f) Inventories--Inventories consist of natural gas in storage and fossil fuels, including coal. We value all fossil fuels using average cost. Average cost is also used to value natural gas in storage for our regulated segments. Natural gas in storage for our nonregulated segments is recorded at fair market value. Approximately 66% and 56% of the total natural gas in storage at December 31, 2002 and 2001, respectfully, was recorded at fair market value.

    (g) Regulatory Assets and Liabilities--Wisconsin Public Service and Upper Peninsula Power are subject to the provisions of Financial Accounting Standards Statement No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulatory assets represent probable future revenue associated with certain incurred costs. Revenue will be recovered from customers through the ratemaking process. Regulatory liabilities represent amounts that are refundable in future customer rates. Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, we believe that future recovery of our regulatory assets is probable.

    (h) Asset Impairment --We review assets for impairment annually or when indications of impairment exist. Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," and Statement No. 142, "Goodwill and Other Intangible Assets," are the basis for these analyses.

    (i) Retirement of Debt--Premiums, discounts, and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

    (j) Stock Options--At December 31, 2002, WPS Resources had three stock option plans, which are described more fully in Note 20, Stock Option Plans. We account for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock option-based compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

    The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statements No. 123, "Accounting for Stock Based Compensation," to stock option-based employee compensation:

(Millions, except per share amounts)	2002	2001	2000
Net income
As reported	$109.4	$77.6	$67.0
Deduct: Total stock option-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(0.5)	(0.3)	(0.2)
Pro forma	108.9	77.3	66.8

Basic earnings per common share
As reported	$3.45	$2.75	$2.53
Pro forma	3.43	2.74	2.53

Diluted earnings per common share
As reported	$3.42	$2.74	$2.53
Pro forma	3.41	2.73	2.52

    (k) Consolidation Basis of Presentation--All significant intercompany transactions and accounts are eliminated. If a minority owner's equity is reduced to zero, it is our policy to record 100% of the subsidiary's losses until the minority owner makes capital contributions or commitments to fund its share of the operating costs.

    (l) Reclassifications--We reclassified certain prior year financial statement amounts to conform to current year presentation.

NOTE 2--CASH AND CASH EQUIVALENTS

    We consider short-term investments with an original maturity of three months or less to be cash equivalents.

    Cash paid for taxes during 2002, 2001, and 2000 was $34.6 million, $34.0 million, and $25.5 million, respectively. During 2002, 2001, and 2000, cash paid for interest totaled $52.3 million, $52.6 million, and $49.5 million, respectively.

    Non-cash transactions were as follows (in millions):
	2002	2001	2000
Restricted cash	$(17.8)	$21.3	-
Conversion of indebtedness to equity in Quest Energy LLC	2.4	-	-
Liabilities assumed in connection with CH Resources acquisition	0.9	-	-
Minimum pension liability equity adjustment	(2.7)	-	-
Exchange of transmission assets for equity interest in American Transmission Company	-	93.1	-
Exchange of common stock due to merger with Wisconsin Fuel and Light	-	54.8	-

NOTE 3--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

    Cash, Short-Term Investments, Energy Conservation Loans, Notes Payable, and Outstanding Commercial Paper: The carrying amount approximates fair value due to the short maturity of those investments and obligations.

    Nuclear Decommissioning Trusts: The value of nuclear decommissioning trust investments included in utility plant is recorded at fair value, net of taxes payable on unrealized gains and losses, and represents the amount of assets available to accomplish decommissioning. The nonqualified trust investments designated to pay income taxes when unrealized gains become realized are classified as Nuclear decommissioning trusts - other assets.

    Long-Term Debt and Preferred Stock: The fair value of long-term debt and preferred stock are estimated based on the quoted market price for the same or similar issues or on the current rates offered to WPS Resources for debt of the same remaining maturity.

    The estimated fair values of our financial instruments as of December 31 were:
(Millions)	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 43.3	$ 43.3	$ 43.9	$ 43.9
Restricted cash	4.2	4.2	21.3	21.3
Energy conservation loans	2.2	2.2	2.6	2.6
Nuclear decommissioning trusts - utility plant	290.5	290.5	311.3	311.3
Nuclear decommissioning trusts - other assets	13.0	13.0	22.4	22.4
Notes payable	13.8	13.8	31.2	31.2
Commercial paper	16.0	16.0	15.0	15.0
Trust preferred securities	50.0	51.1	50.0	49.9
Long-term debt (excluding capital lease obligation)	898.1	970.6	712.6	744.2
Preferred stock	51.1	45.5	51.1	43.9
Risk management activities	(11.6)	(11.6)	47.5	47.5

NOTE 4--RISK MANAGEMENT ACTIVITIES

    As part of our regular operations, WPS Resources enters into contracts, including options, swaps, futures, forwards and other contractual commitments to manage market risks such as changes in commodity prices, interest rates, and foreign currency exchange rates.

    WPS Energy Services applied fair value accounting in accordance with Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," for all contracts entered into on or before October 25, 2002. Issue 98-10 was rescinded in October 2002 pursuant to Issue 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." WPS Energy Services will evaluate its contracts under Financial Accounting Standards Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," for all contracts entered into after October 25, 2002. Statement No. 133 establishes accounting and financial reporting standards for derivative instruments and requires, in part, that we recognize certain derivative instruments on the balance sheet as assets or liabilities at their fair value. Subsequent changes in fair value of the derivatives are recorded currently in earnings unless certain hedge accounting criteria are met or the derivatives qualify for regulatory deferral subject to the provisions of Statement No. 71, "Accounting for the Effects of Certain Types of Regulation."

    Our regulated utility segments have entered into a limited number of natural gas purchase agreements and electric purchase and sale contracts to service customers that meet the definition of a derivative. Management believes any gains or losses resulting from the eventual settlement of these contracts will be collected from or refunded to customers. The Public Service Commission of Wisconsin approved the recording of derivative amounts as a result of these contracts to a regulatory asset or liability pursuant to Statement No. 71. As of December 31, 2002, we have recorded an Asset from risk management activities of $1.4 million and a Liability from risk management activities of $0.7 million related to these contracts. We recorded an Asset from risk management activities of $5.0 million related to these contracts at December 31, 2001.

    Our nonregulated segments enter into contracts to reduce commodity price, interest rate, and foreign currency risk that are accounted for as derivatives under Statement No. 133. At December 31, 2002, those derivatives not designated as hedges are primarily commodity contracts entered into to manage price risk associated with wholesale and retail natural gas purchase and sale activities and electric energy contracts. At December 31, 2002, the fair value of these contracts is recorded as an Asset from risk management activities of $25.5 million and a Liability from risk management activities of $23.2 million on the Consolidated Balance Sheet. At December 31, 2001, the fair value of these derivatives was not significant. Changes in the fair value of the nonregulated segments' non-hedge derivatives are recognized currently in earnings. In 2001, WPS Energy Services' commodity contracts were accounted for as energy trading contracts under Issue 98-10. See the last paragraph of this note for further discussion of the transition from Issue 98-10 to Statement No. 133.

    Our nonregulated segments also enter into derivative contracts that are designated as both fair value and cash flow hedges. At December 31, 2002 and 2001 those contracts designated as fair value hedges were not significant. Cash flow hedges at our nonregulated segments consist of an interest rate swap and foreign currency and commodity trading contracts associated with our energy marketing activities. At December 31, 2002 and 2001, those foreign currency and commodity trading contracts designated as cash flow hedges are not significant. The interest rate swap is used to fix the interest rate for the full term of a variable rate loan that is due in March 2018. At December 31, 2002, we recorded a Liability from risk management activities of $12.7 million related to this swap. At December 31, 2001, we recorded a Liability from risk management activities related to this swap of $4.5 million. Because the swap was determined to be perfectly effective, we offset these liabilities with charges to Other comprehensive income, net of deferred taxes. We did not exclude any components of the derivative instrument's loss from the assessment of hedge effectiveness.

    WPS Energy Services began applying Issue 98-10 in the first quarter of 2000 due to changes in strategic focus that resulted in a shift in customer mix. Issue 98-10 required energy trading contracts to be recorded at fair value on the balance sheet, with changes in fair value included in earnings. On October 30, 2002, the Emerging Issues Task Force issued Issue 02-03 that rescinded Issue 98-10. The rescission of Issue 98-10 was effective immediately for all energy trading contracts entered into after October 25, 2002. Contracts entered into after October 25, 2002 have been evaluated using Statement No. 133 and those that meet the definition of a derivative are included in the above discussion of our nonregulated segments. The rescission of Issue 98-10 is effective January 1, 2003 for contracts entered into on or prior to October 25, 2002. The impact of the rescission of Issue 98-10 on these contracts at January 1, 2003 has been recorded as a cumulative effect of change in accounting principle of approximately $3 million (after taxes), which will be reflected as an increase to income in 2003. This cumulative effect represents the reversal of the risk management assets and liabilities for those contracts that are not derivatives or that are designated as normal pursuant to Statement No. 133 that were recorded on WPS Energy Service's financial statements at December 31, 2002 pursuant to Issue 98-10. Implementation of Issue 02-03 will not change the economics or cash flows of the underlying transactions. See Note 24, New Accounting Standards, for more information on the impact of Issue 02-03.

    Upon adoption, Issue 02-03 also required revenues related to derivative instruments classified as trading to be reported net of related cost of sales for all periods presented. Prior to January 1, 2003, WPS Energy Services classified all its activities as trading in accordance with the accounting standards in effect at that time (Issue 98-10). Previously reported trading revenues related to derivatives for 2002, 2001 and 2000 have been reclassified using net reporting. Neither margins nor net income were impacted by the reclassification of revenue upon adoption of Issue 02-03.

NOTE 5--PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consists of the following utility, nonutility, and nonregulated assets.
(Millions)	2002	2001
Electric utility	$2,073.4	$1,906.3
Gas utility	427.3	392.6
Property under capital lease	-	74.1
Total utility plant	2,500.7	2,373.0
Less: Accumulated depreciation and decommissioning	1,546.4	1,496.6
Net	954.3	876.4
Nuclear decommissioning trusts	290.5	311.3
Construction in progress	101.8	60.3
Nuclear fuel, less accumulated amortization	24.6	24.9
Net utility plant	1,371.2	1,272.9

Nonutility plant	4.5	4.7
Less: Accumulated depreciation	0.7	0.5
Net nonutility plant	3.8	4.2

Electric nonregulated	236.3	167.4
Gas nonregulated	6.9	12.3
Other nonregulated	20.4	25.0
Total nonregulated property, plant, and equipment	263.6	204.7
Less: Accumulated depreciation	28.4	18.2
Net nonregulated property, plant, and equipment	235.2	186.5

Total property, plant, and equipment	$1,610.2	$1,463.6

    Utility plant is stated at the original cost of construction including an allowance for funds used during construction. The cost of renewals and betterments of units of property (as distinguished from minor items of property) is capitalized as an addition to the utility plant accounts. Except for land, no gain or loss is recognized in connection with ordinary retirements of utility property units. The utility charges the cost of units of property retired, sold, or otherwise disposed of, plus removal, less salvage, to the accumulated provision for depreciation. Maintenance, repair, replacement, and renewal costs associated with items not qualifying as units of property are considered operating expenses.

    We record straight-line depreciation expense over the estimated useful life of utility property and include amounts for estimated removal and salvage. The Public Service Commission of Wisconsin approved depreciation rates for Wisconsin Public Service effective January 1, 1999.

    Depreciation for the Kewaunee plant is being accrued based on a Public Service Commission of Wisconsin order that became effective on January 1, 2001. The order included a change in the methodology for the Kewaunee plant after the steam generators were replaced. The cost of the new steam generators that went into service in December 2001 will be recovered over an 8-1/2 year period using the sum-of-years-digits method of depreciation. Also under this order, the unrecovered plant investment at January 1, 2001 and future additions will be recovered over a period ending 8-1/2 years after the installation of the steam generators using a straight-line remaining life depreciation methodology.

    Depreciation rates for Upper Peninsula Power were approved by the Michigan Public Service Commission and are effective January 1, 2002 through December 31, 2006.

    Depreciation expense also includes accruals for nuclear decommissioning. These accruals are not included in the annual composite rates shown below. An explanation of this item is included in Note 8, Nuclear Plant Operation.

Annual Utility Composite Depreciation Rates	2002	2001	2000

Electric	3.63%	3.23%	3.52%
Gas	3.58%	3.37%	3.26%

    Nonutility property interest capitalization takes place during construction, and gain and loss recognition occurs in connection with retirements. Nonregulated property, plant, and equipment are capitalized at original cost. Significant additions or improvements that extend asset lives are capitalized, while repairs and maintenance are charged to expense as incurred.

    Nonutility property is depreciated using straight-line depreciation. Asset lives range from 3 to 20 years.

    Nonregulated plant is stated at the original construction cost, which includes capitalized interest for those assets, or estimated fair value at the time of acquisition, based upon Statements of Financial Accounting Standards No. 141, "Business Combinations." The costs of renewals, betterments, and major overhauls are capitalized as an addition to plant accounts. The gains or losses associated with ordinary retirements are recorded in the period of retirement. Maintenance, repair, and minor replacement costs are expensed as incurred.

    Most of the nonregulated subsidiaries compute depreciation using the straight-line method over the following estimated useful lives:

Structures and improvements	15 to 40 years
Office and plant equipment	5 to 35 years
Office furniture and fixtures	5 to 10 years
Vehicles	5 years
Leasehold improvements	Shorter of: life of the lease or life of the asset

    The Combined Locks Energy Center, however, is using the units of production depreciation method for selected pieces of equipment having defined lives stated in terms of hours of production.

    WPS Resources capitalizes certain costs related to software developed or obtained for internal use and amortizes those costs to operating expense over the estimated useful life of the related software, which is usually three to seven years.

NOTE 6--ACQUISITIONS AND SALES OF ASSETS

Quest Energy, LLC

    Through 2002, WPS Resources provided limited financial support and energy supply services to a third party, Quest Energy, LLC, a Michigan limited liability company. Financial support was in the form of an interest-bearing note convertible to equity with an initial maturity date of May 2005, secured by the assets of Quest. A provision in the credit agreement between WPS Resources and Quest Energy LLC, which resulted in an interest-bearing note from WPS Resources to Quest, allowed WPS Resources to convert the note and other indebtedness to equity in Quest. WPS Resources assigned that option to WPS Energy Services on January 29, 2003. WPS Energy Services exercised the conversion option on that day and acquired a 100% ownership interest in Quest. WPS Energy Services used the purchase accounting method to account for the acquisition. The financial statements reflect a preliminary purchase price allocation from this transaction. Quest Energy Holdings, LLC, an independent Michigan limited liability company and owner of Quest Energy, LLC, appointed WPS Energy Services as manager of Quest Energy LLC, in November 2002. The appointment as manager, as well as other factors, including the provision of substantial financial support, resulted in Quest's financial statements being consolidated with those of WPS Resources as of December 31, 2002. Quest markets electric power to retail customers in Michigan.

De Pere Energy Center

    On December 16, 2002, Wisconsin Public Service completed the purchase of the 180-megawatt De Pere Energy Center from Calpine Corporation, a California-based independent power producer. The transaction includes termination of the existing power purchase agreement (that was accounted for as a capital lease) and a new purchase agreement for up to 235 megawatts of capacity and energy for 10 years beginning in 2005 from a proposed Calpine generation facility located in Wisconsin. The new purchased power agreement is contingent on timely plant construction. The cost of the capacity purchases from the proposed generation facility will be approximately $250 million over the 10-year period. Wisconsin Public Service will be responsible for supplying the fuel for the energy it receives from the facility. The $120.4 million transaction was structured to include a $72 million payment at closing and a $48.4 million payment in December 2003. The portion of the $48.4 million that is recoverable through the ratemaking process was recorded as a regulatory asset.

ECO Coal Pelletization #12

    In November 2001, WPS Power Development, through its subsidiary ECO Coal Pelletization #12 LLC, entered into a transaction to acquire the remaining interest in the synthetic fuel producing facility partially owned by ECO #12 from its partner. Concurrently, with this transaction, WPS Power Development entered into a separate transaction with a subsidiary of a public company resulting in ECO #12 contributing 100% of its synthetic fuel producing machinery to a newly formed entity in exchange for cash and a one-third ownership interest in the newly formed entity.

    As a result of these transactions, WPS Power Development was the sole member of ECO #12. ECO #12 holds a one-third minority ownership interest in an entity, which produces synthetic fuel from coal qualifying for tax credits under Section 29 of the Internal Revenue Code. The sale of synthetic fuel produced by this facility entitles ECO #12 to a portion of the Section 29 tax credits generated.

    These transactions generated a pre-tax gain of $40.2 million of which $38.0 million had been deferred as of December 31, 2001, as a result of certain rights of rescission and put options being granted to the buyer. The rights of rescission and the put options expired in 2002 and, as a result, WPS Power Development recognized all of the $38.0 million deferred gain in Miscellaneous income on the Consolidated Statements of Income in 2002.

    The actual payments for the purchase of the former partner's interest in ECO #12 are contingent upon the same provision referred to above. As a result, $21.3 million was held in escrow that was released proportionately as the respective rescission rights and put options expired. As of December 31, 2002, this escrow had a balance of $3.5 million that will be transferred in 2003 as remaining contingencies expire that are not related to the recognition of the deferred gain.

    On December 19, 2002, WPS Power Development sold an approximate 30% interest in ECO #12 to a third party. The buyer purchased the Class A interest in ECO #12 which gives the buyer a preferential allocation of tons of synthetic fuel produced and sold annually. The buyer may be allocated additional tons of synthetic fuel if WPS Power Development makes them available, but neither party is obligated beyond the required annual allocation of tons.

    WPS Power Development received consideration of $3.0 million cash, as well as a fixed note and a variable note for the second sale transaction. Payments under the variable note are contingent upon the synthetic fuel production facility achieving specified levels of synthetic fuel production. In conjunction with the sale, WPS Power Development has agreed to make certain payments to a third party broker, consisting of an up front payment of $1.5 million (which was paid at the time of closing) and projected payments in 2003 and 2004 of approximately $1.9 million per year. At December 31, 2002, a deferred gain of $11.6 million was reflected on WPS Power Development's balance sheet. This deferred gain represents the present value of future payments under the fixed note and the upfront cash payments net of transaction costs. It does not include an amount for the variable note, which is contingent upon the synthetic fuel production. No gain on this transaction was recognized in 2002.

Canadian Retail Gas Business

    On November 1, 2002, WPS Energy Services entered into an agreement to purchase a book of retail gas business and the seller's current marketing offices in the Canadian provinces of Quebec and Ontario. WPS Energy Services used the purchase method of accounting to account for the acquisition. Consideration for the purchase consists of an earn-out to the seller based on a percentage of margin on the volume delivered to customers transferred at close during a two-year period ending October 31, 2004. The business is part of the operations of WPS Energy Services Canada Corp., a subsidiary of WPS Energy Services, created in October 2002. The financial statements reflect a preliminary purchase price allocation from this transaction.

CH Resources, Inc.

    Effective June 1, 2002, WPS Power Development acquired CH Resources, Inc. from Central Hudson Energy Services, Inc. CH Resources owns three power plants and associated assets in upstate New York with a combined capacity of 258 megawatts. WPS Power Development used the purchase method of accounting to account for the acquisition. The purchase price was $59.2 million. The corporate name of CH Resources, Inc. has been changed to WPS Empire State, Inc. The operations of WPS Empire State are included in the financial statements presented for WPS Resources for all periods beginning June 1, 2002, but do not have a material impact. The financial statements reflect a preliminary purchase price allocation from this transaction.

Wisconsin River Power Company

    Wisconsin Public Service increased its ownership in Wisconsin River Power Company to two-thirds by purchasing an additional one-third interest from Consolidated Water Power Company in 2000. In December 2001, Wisconsin Power and Light Company exercised its option to purchase one-half of Wisconsin Public Service's additional one-third share of Wisconsin River Power. Both transactions were at net book value of Wisconsin River Power at August 31, 2000. As a result, Wisconsin Public Service and Wisconsin Power and Light each own one-half of Wisconsin River Power with Wisconsin Public Service remaining the operator of the facility.

Additional Interest in Kewaunee Plant

    On September 24, 2001, Wisconsin Public Service acquired Madison Gas and Electric Company's 17.8% interest in the Kewaunee plant including its decommissioning trust assets. As a result of the $17.5 million purchase, Wisconsin Public Service now owns 59% of the plant with the remaining portion held by Wisconsin Power and Light Company. The additional share of the operations of the Kewaunee plant is included in the financial statements of Wisconsin Public Service beginning September 24, 2001. Madison Gas and Electric retains its obligations as they relate to the plant for the period of time it was an owner.

    Madison Gas and Electric maintained one decommissioning trust fund that accumulated its remaining contributions in accordance with its existing funding plan, which extended to December 31, 2002. On January 3, 2003, Madison Gas and Electric transferred administration of the remaining trust fund to Wisconsin Public Service. This trust fund was included in our financial statements since the initial transaction. Wisconsin Public Service assumed Madison Gas and Electric's share of the decommissioning obligations in exchange for these trust funds.

Wisconsin Fuel and Light Company

    On April 1, 2001, Wisconsin Public Service completed its merger with Wisconsin Fuel and Light Company. Wisconsin Fuel and Light served residential, commercial, and industrial customers in Manitowoc and Wausau, Wisconsin with natural gas. Wisconsin Fuel and Light's shareholders received 1.73 shares of WPS Resources' common stock for each share of Wisconsin Fuel and Light common stock. A total of 1,763,943 shares were issued resulting in a purchase price of $54.8 million based on an average price of $31.0625, the prevailing price at the time of the merger announcement.

    Wisconsin Public Service used the purchase method of accounting and recorded $41.9 million of total premium associated with the purchase. Of the total premium, $36.1 million was recorded as goodwill and is included in Other assets on the Consolidated Balance Sheets. During 2001, Wisconsin Public Service amortized $0.7 million of goodwill using the straight-line method over a period of 40 years. We adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. In accordance with the requirements of this statement, we ceased amortizing the goodwill on January 1, 2002 and prepared a preliminary evaluation of the fair market value of the gas utility business segment to assess the potential impairment of the goodwill balance. Based on the estimated fair value, an impairment charge was not required at the time of the adoption of the statement.

    The remaining premium, $5.8 million after taxes, was recorded as an acquisition adjustment in plant, which we expect to be recovered in Wisconsin retail rates over the three-year period of 2003 through 2005. The acquisition premium will be amortized over the recovery period.

    The operations of Wisconsin Fuel and Light are included in the financial statements presented for Wisconsin Public Service and WPS Resources for the period beginning April 1, 2001, but do not have a material impact.

Sale of Hydroelectric Projects

    In 2001, Wisconsin Public Service sold approximately 5,000 acres of land associated with several hydroelectric projects on the Peshtigo River in northeastern Wisconsin to the Wisconsin Department of Natural Resources for $13.5 million. The agreement with the Department of Natural Resources includes two options, one exercisable in 2003 and the other in 2004, whereby the Department may acquire, at less than fair value, approximately 5,000 additional acres for $11.5 million if both options are exercised. The value associated with the difference between the option price and the fair value will be treated as a charitable contribution. The sale was part of a five to seven-year asset management strategy adopted by WPS Resources in 2001.

NOTE 7--JOINTLY-OWNED UTILITY FACILITIES

    Information regarding Wisconsin Public Service's share of major jointly-owned electric-generating facilities in service at December 31, 2002 is set forth below:
(Millions, except for percentages)	West Marinette Unit No. 33	Columbia Energy Center	Edgewater Unit No. 4	Kewaunee Plant
Ownership	68.0%	31.8%	31.8%	59.0%
Wisconsin Public Service's share of plant capacity (megawatts)	59.4	335.2	105.0	315.0
Utility plant in service	$17.7	$127.8	$27.4	$249.1
Accumulated depreciation	$ 7.0	$ 79.2	$16.0	$165.8
In-service date	1993	1975 and 1978	1969	1974

    The increase in ownership at the Kewaunee plant during 2001 is the result of the purchase of Madison Gas and Electric's 17.8% interest. See Note 6, Acquisitions and Sales of Assets for more information on the transaction.

    Wisconsin Public Service's share of direct expenses for these plants is included in the corresponding operating expenses in the Consolidated Statements of Income. Wisconsin Public Service has supplied its own financing for all jointly-owned projects.

NOTE 8--NUCLEAR PLANT OPERATION

    On September 24, 2001, Wisconsin Public Service acquired Madison Gas and Electric Company's 17.8% interest in the Kewaunee plant including its decommissioning trust assets. Wisconsin Public Service assumed Madison Gas and Electric's share of the decommissioning obligations in exchange for these trust funds. The additional share of the operations of the Kewaunee plant is included in the financial statements of Wisconsin Public Service beginning September 24, 2001. For more information on the transaction with Madison Gas and Electric, see Note 6, Acquisitions and Sales of Assets.

    The quantity of heat produced for the generation of electric energy by the Kewaunee plant is the basis for the amortization of the costs of nuclear fuel to electric production fuel expense, including an amount for ultimate disposal. These costs are recovered currently from customers in rates. The ultimate storage of fuel is the responsibility of the United States Department of Energy pursuant to a contract required by the Nuclear Waste Act of 1982. The Department of Energy receives quarterly payments for the storage of fuel based on generation. During 2002, payments from Wisconsin Public Service to the Department of Energy totaled $2.5 million. During 2001 and 2000, payments totaled $1.4 million per year.

    On an interim basis, spent nuclear fuel storage space is provided at the Kewaunee plant. Expenses associated with interim spent fuel storage at the Kewaunee plant are recognized as current operating costs. At current production levels, the plant has sufficient storage for all fuel assemblies until 2009 with full core offload. Additional capacity will be needed by 2010 to maintain full core offload capability for fuel assemblies in use at shutdown in 2013.

    The accumulated provision for nuclear fuel, which represents nuclear fuel purchases and amortization, totaled $256.9 million at December 31, 2002 and $247.6 million at December 31, 2001.

    For information on the depreciation policy for the Kewaunee plant, see Note 5, Property, Plant and Equipment.

    Wisconsin Public Service's share of nuclear decommissioning costs to date has been accrued over the estimated service life of the Kewaunee plant, recovered currently from customers in rates, and deposited in external trusts. Such costs totaled $2.6 million in both 2002 and 2001 and $8.9 million in 2000. The 2000 funding level used a recovery period ending in 2002. Beginning in 2001, the Public Service Commission of Wisconsin authorized use of a funding period ending in 2010. As a result of this extension, the contributions for 2001 and 2002 decreased to $2.6 million. In developing our decommissioning funding plan, we assumed a long-term after-tax earnings rate of approximately 5%.

    As of December 31, 2002, the market value of the external nuclear decommissioning trusts, which are recorded as a part of property, plant and equipment on the Consolidated Balance Sheets, totaled $290.5 million. This amount includes the assets Madison Gas and Electric transferred to Wisconsin Public Service.

    Investments in the nuclear decommissioning trusts are recorded at fair value. Investments at December 31, 2002, consisted of 58.8% equity securities and 41.2% fixed income securities. The investments are classified as utility plant, are presented net of related income tax effects on unrealized gains, and represent the amount of assets available to accomplish decommissioning. The nonqualified trust investments designated to pay income taxes when unrealized gains become realized are classified as other assets. An offsetting regulatory liability reflects the expected reduction in future rates as unrealized gains in the nonqualified trust are realized. Information regarding the cost and fair value of the external nuclear decommissioning trusts, net of tax is set forth below:
2002 Security Type (Millions)	Fair Value	Cost	Unrealized Gain

Fixed income	$119.7	$114.0	$ 5.7
Equity	170.8	143.0	27.8
Balance at December 31	$290.5	$257.0	$33.5

2001 Security Type (Millions)	Fair Value	Cost	Unrealized Gain

Fixed income	$127.0	$123.8	$ 3.2
Equity	184.3	129.0	55.3
Balance at December 31	$311.3	$252.8	$58.5

    Future decommissioning costs collected in customer rates and a charge for realized earnings from external trusts are included in depreciation expense. Realized trust earnings totaled $1.7 million in 2002, $8.1 million in 2001, and $10.8 million in 2000. Unrealized gains and losses, net of taxes, in the external trusts are reflected as increases and decreases to the decommissioning reserve, since decommissioning expense is recognized as the gains and losses are realized, in accordance with regulatory requirements. The accumulated provision for depreciation and decommissioning included accumulated provisions for decommissioning totaling $290.5 million at December 31, 2002 and $311.3 million at December 31, 2001.

    Wisconsin Public Service's share of the Kewaunee plant decommissioning, based on its 59% ownership interest, is estimated to be $313 million in current dollars based on a site-specific study. The study was performed in 2002 by an external consultant and will be used as the basis for calculating regulatory funding requirements. The study uses several assumptions, including immediate dismantlement as the method of decommissioning and plant shutdown in 2013. Based on the standard cost escalation assumptions reflected in our current funding plan, which were determined based on the requirements of a July 1994 Public Service Commission of Wisconsin order, the undiscounted amount of Wisconsin Public Service's share of decommissioning costs forecasted to be expended between the years 2013 and 2043 is $920 million.

    Beginning January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." This statement applies to all entities with legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or normal operation of that asset. We have identified the final decommissioning of the Kewaunee plant as an asset retirement obligation and have estimated the liability to be $326 million. This amount is based on several significant assumptions, including the scope of decommissioning work performed, the timing of future cash flows, and inflation and discount rates. Some of these assumptions differ significantly from the assumptions authorized by the Public Service Commission of Wisconsin to calculate the nuclear decommissioning liability for funding purposes. For more information on Statement No. 143 and its impact on the Kewaunee plant refer to Note 24, New Accounting Standards.

NOTE 9--REGULATORY ASSETS AND LIABILITIES

    The following regulatory assets and liabilities are reflected in our consolidated balance sheets as of December 31:

WPS Resources Regulatory Assets/Liabilities (Millions)	2002	2001

Regulatory assets
De Pere Energy Center	$ 47.8	$ -
Demand-side management expenditures	-	9.6
Environmental remediation costs (net of insurance recoveries)	40.0	40.0
Funding for enrichment facilities	3.0	3.6
Pension curtailment loss	-	8.1
Deferred nuclear costs	7.9	9.9
Unamortized loss on debt	2.1	4.5
Deferred American Transmission Company costs	-	4.4
Plant related costs	0.3	5.6
Other	9.8	5.3
Total	$110.9	$91.0

Regulatory liabilities
Income tax related items	$17.7	$26.1
Unrealized gain on decommissioning trust	13.0	22.4
Pension settlement gain	-	11.8
Deferred gain on emission allowance sales	3.8	6.0
Derivatives	1.4	5.0
Interest from tax refunds	4.8	5.0
Demand-side management expenditures	5.9	1.5
Deferred American Transmission costs	3.1	-
Other	-	0.6
Total	$49.7	$78.4

    Our utility subsidiaries are recovering their regulatory assets and returning their regulatory liabilities through rates charged to customers based on specific ratemaking decisions or precedent for each item. Except for amounts expended for environmental costs, Wisconsin Public Service is recovering carrying costs for all regulatory assets. Upper Peninsula Power may recover carrying costs on environmental regulatory assets. Based on prior and current rate treatment for such costs, we believe it is probable that Wisconsin Public Service and Upper Peninsula Power will continue to recover from customers the regulatory assets described above.

    See Notes 14, Income Taxes, and 16, Employee Benefit Plans, for specific information on income tax and pension related regulatory liabilities. See Note 15, Commitments and Contingencies, for information on environmental remediation deferred costs.

NOTE 10--INVESTMENTS IN AFFILIATES, AT EQUITY METHOD

    Investments in corporate joint ventures and other companies accounted for under the equity method at December 31, 2002, 2001, and 2000 follow.
(Millions)	2002	2001	2000
American Transmission Company, LLC	$57.5	$56.2	$ -
Wisconsin River Power Company	9.6	6.8	9.6
Other	6.1	6.8	5.4
Investments in affiliates, at equity method	$73.2	$69.8	$15.0

    Investments in affiliates under the equity method are part of the Other assets on the Consolidated Balance Sheets and the equity income is recorded in Miscellaneous income on the Consolidated Statements of Income.

    WPS Investments, LLC, a consolidated subsidiary of Wisconsin Public Service, has an approximate 15% ownership interest in American Transmission Company, LLC. American Transmission Company is a for-profit, transmission-only company. It owns, plans, maintains, monitors, and operates electric transmission assets in portions of Wisconsin, Michigan, and Illinois. American Transmission Company began operation on January 1, 2001. Its assets previously were owned and operated by multiple electric utilities serving the upper Midwest, all of which transferred their transmission assets to American Transmission Company in exchange for an ownership interest. A Wisconsin law encouraged utilities in the state to transfer ownership and control of their transmission assets to a state-wide transmission company.

    Wisconsin Public Service contributed its transmission assets on January 1, 2001 and Upper Peninsula Power contributed its transmission assets on June 28, 2001. Our total ownership interest in American Transmission Company fluctuated throughout 2002 and 2001 due to other utilities contributing assets and cash to become owners of American Transmission Company.

    Wisconsin Public Service and Upper Peninsula Power recorded related party transactions for sales to and purchases from American Transmission Company during 2002 and 2001. Revenues from sales to American Transmission Company by Wisconsin Public Service were $12.9 million and $11.3 million in 2002 and 2001, respectively. Upper Peninsula Power recorded revenues of $5.8 million and $2.7 million for 2002 and 2001, respectively. Purchases from American Transmission Company by Wisconsin Public Service were $21.4 million and $31.0 million in 2002 and 2001, respectively. Upper Peninsula Power recorded purchases of $3.4 million and $3.3 million in 2002 and 2001, respectively.

    Condensed financial data of American Transmission Company for 2002 and 2001 follows:

(Millions)	2002	2001
Income statement data
Revenues	$205.3	$174.5
Operating expenses	(131.1)	(110.1)
Other income (expense)	(20.1)	(11.2)
Net income	$ 54.1	$ 53.2

WPS Investment's equity in net income	$ 7.9	$ 7.1

Balance sheet data
Current assets	$ 40.7	$ 56.7
Non-current assets	754.3	666.2
Total assets	$795.0	$722.9

Current liabilities	$ 46.9	$ 36.1
Long-term debt	348.0	297.9
Other non-current liabilities	6.6	3.2
Shareholders' equity	393.5	385.7
Total liabilities and shareholders' equity	$795.0	$722.9

    Wisconsin River Power Company, of which Wisconsin Public Service owns 50% of the voting stock, is incorporated under the laws of the state of Wisconsin and has its principal office at the principal executive offices of Wisconsin Public Service. Wisconsin River Power's business consists of the operation of two hydroelectric plants on the Wisconsin River. The energy output is sold in equal parts to the three companies that previously owned equal proportions of all of the outstanding stock of Wisconsin River Power (Wisconsin Public Service, Wisconsin Power and Light, and Consolidated Water Power). Wisconsin River Power is in the final stages of constructing a combustion turbine unit. The energy output from the combustion turbine will be sold in equal parts to Wisconsin Public Service and Wisconsin Power and Light.

    Wisconsin Public Service recorded related party transactions for sales to and purchases from Wisconsin River Power during 2002, 2001, and 2000. Revenues from sales to Wisconsin River Power were $2.5 million and $1.7 million for 2002 and 2001, respectively. No sales occurred to Wisconsin River Power by Wisconsin Public Service during 2000. Purchases from Wisconsin River Power by Wisconsin Public Service were $2.1 million, $1.7 million and 1.7 million for 2002, 2001 and 2000, respectively.

    For more information on Wisconsin Public Service's ownership of Wisconsin River Power, see Note 6, Acquisitions and Sales of Assets.

    Condensed financial data of Wisconsin River Power Company for the years ended 2002, 2001, and 2000 follows.
(Millions) (2002 information is unaudited)	2002	2001	2000
Income statement data
Revenues	$ 6.4	$ 5.5	$ 5.3
Operating expenses	(4.9)	(4.3)	(4.0)
Other income (expense)	4.2	1.4	0.3
Net income	$ 5.7	$ 2.6	$ 1.6

Wisconsin Public Service's equity in net income	$ 2.7	$ 1.8	$ 0.5

Balance sheet data
Current assets	$ 3.6	$ 2.1	$ 1.3
Non-current assets	20.1	16.5	14.9
Total assets	$23.7	$18.6	$16.2

Current liabilities	$ 3.5	$ 4.3	$ 1.1
Other non-current liabilities	1.0	0.8	0.7
Shareholders' equity	19.2	13.5	14.4
Total liabilities and shareholders' equity	$23.7	$18.6	$16.2

NOTE 11--GOODWILL AND OTHER INTANGIBLES ASSETS

    Wisconsin Public Service recorded $36.1 million of goodwill related to its merger with Wisconsin Fuel and Light in April 2001. On January 1, 2002, WPS Resources adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and amortization of the goodwill was discontinued. There was no impairment of goodwill upon adoption of Statement No. 142. Wisconsin Public Service has elected to perform its annual impairment test during the second quarter of each year. There was no impairment in the second quarter of 2002. WPS Resources has not recorded any additional goodwill.

    Goodwill and purchased intangible assets are included in Other assets on the Consolidated Balance Sheets. Information in the tables below relates to total purchased intangible assets for the years indicated.
(Millions)	December 31, 2002
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission credits	1-30	$51.7	$(12.1)	$39.6
Customer related	1-5	3.5	(2.0)	1.5
Other	1-30	3.3	(0.4)	2.9
Total		$58.5	$(14.5)	$44.0

(Millions)	December 31, 2001
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission credits	1-30	$48.5	$(8.4)	$40.1
Customer related	1-5	2.8	(1.5)	1.3
Other	1-30	2.1	(0.3)	1.8
Total		$53.4	$(10.2)	$43.2
Aggregate Amortization Expense:

For year ended December 31, 2002	$4.4 million

Estimated Amortization Expense:

For year ended December 31, 2003	$8.6 million
For year ended December 31, 2004	9.8 million
For year ended December 31, 2005	9.1 million
For year ended December 31, 2006	9.9 million
For year ended December 31, 2007	10.6 million

NOTE 12--SHORT-TERM DEBT AND LINES OF CREDIT

    WPS Resources Corporation has syndicated a $180 million 364-day revolving credit facility and Wisconsin Public Service has syndicated a $100 million 364-day revolving credit facility to provide short-term borrowing flexibility and security for commercial paper outstanding.

    The information in the table below relates to short-term debt and lines of credit for the years indicated.
(Millions, except for percentages)	2002	2001	2000
As of end of year
Commercial paper outstanding	$ 16.0	$ 15.0	$ 119.6
Average discount rate on outstanding commercial paper	1.35%	1.95%	6.63%
Short-term notes payable outstanding	$ 13.8	$ 31.2	$ 10.0
Average interest rate on short-term notes payable	1.22%	1.61%	6.73%
Available (unused) lines of credit	$264.5	$130.0	$132.0
For the year
Maximum amount of short-term debt	$133.4	$177.6	$139.5
Average amount of short-term debt	$59.7	$110.6	$ 65.6
Average interest rate on short-term debt	1.73%	4.32%	6.39%

    The commercial paper had a maturity date of January 17, 2003. The short-term notes payable have various maturity dates, as of December 31, 2002, $10.0 million is due "on demand."

NOTE 13--LONG-TERM DEBT
At December 31 (Millions)		2002	2001
Capital lease obligation - Wisconsin Public Service		$ -	$ 73.0
Less: Current portion		-	(0.9)
Long-term capital lease obligation		-	72.1

First mortgage bonds - Wisconsin Public Service
Series	Year Due
7.30%	2002	-	50.0
6.80%	2003	50.0	50.0
6.125%	2005	9.1	9.1
6.90%	2013	22.0	22.0
7.125%	2023	50.0	50.0

Senior notes - Wisconsin Public Service
Series	Year Due
6.08%	2028	50.0	50.0
6.125%	2011	150.0	150.0
4.875%	2012	150.0	-

First mortgage bonds - Upper Peninsula Power
Series	Year Due
7.94%	2003	15.0	15.0
10.0%	2008	1.5	2.1
9.32%	2021	17.1	18.0

Unsecured senior notes - WPS Resources
Series	Year Due
7.00%	2009	150.0	150.0
5.375%	2012	100.0	-

Term loans - nonrecourse, secured by nonregulated assets		91.7	95.8
Tax exempt bonds		27.0	27.0
Notes payable to bank, secured by nonregulated plant		11.6	20.3
Senior secured note		3.1	3.3
Total		898.1	712.6
Unamortized discount and premium on bonds and debt		(2.6)	(1.2)
Total long-term debt		895.5	711.4
Less current portion		(71.1)	(55.7)
Net long-term debt		824.4	655.7
Total long-term debt and capital lease obligation		$824.4	$727.8

    In November 1995, Wisconsin Public Service signed a 25-year agreement to purchase power from De Pere Energy Center, LLC, an independent power producer, which supplied power from it's cogeneration facility. In June 1999, Phase I of the project went into operation and the contract was accounted for as a capital lease. On December 16, 2002, Wisconsin Public Service completed the purchase of the 180-megawatt De Pere Energy Center from Calpine Corporation. The purchase power agreement previously accounted for as our only capital lease was terminated with the completion of this transaction. See Note 6, Acquisitions and Sales of Assets for detailed information on the acquisition of the De Pere Energy Center.

    In November 2002, WPS Resources Corporation issued $100.0 million of 5.375% senior notes due December 2012. The senior notes are unsecured. Proceeds were used to repay short-term indebtedness and for other corporate purposes.

    In October 2002, Wisconsin Public Service retired $50.0 million of 7.30% first mortgage bonds that had reached maturity. In December 2002, Wisconsin Public Service issued $150.0 million of 4.875% senior notes due December 2012. The senior notes are secured by a pledge of first mortgage bonds and become unsecured if Wisconsin Public Service retires all of its outstanding first mortgage bonds. At our utility subsidiaries, plant assets secure first mortgage bonds.

    Upper Peninsula Power is required to make bond sinking fund payments for some of its outstanding first mortgage bonds.

    Borrowings by WPS Power Development under term loans and secured by nonregulated assets totaled $91.7 million. The assets of WPS New England Generation, Inc. and WPS Canada Generation, Inc., subsidiaries of WPS Power Development, secure $6.3 million and $15.4 million, respectively, of the total outstanding amount. Both have semiannual installment payments, an interest rate of 8.75%, and mature in May 2010. Sunbury Generation, LLC, an indirect subsidiary of WPS Power Development, is the borrower of the remaining $70.0 million that is secured by its plant. Quarterly payments are made in relation to this financing that carries an interest rate of 7.8725% and matures in March 2018. This loan also has renewals in 2006 and 2012. However, if certain debt covenants are not met, the lender is not required to renew the loans.

    In April 2001, the Schuylkill County Industrial Development Authority issued $27.0 million of refunding tax-exempt bonds. At the time of issuance of the refunding bonds, WPS Westwood Generation, LLC, a subsidiary of WPS Power Development, owned the original bonds, the proceeds of which were used in substantial part to provide facilities. Upon issuance of the refunding bonds, the original bonds were paid off. WPS Westwood Generation was paid $27.0 million from the proceeds of the refunding bonds for the retirement of the original bonds plus accrued interest. WPS Westwood Generation is now obligated to pay the refunding bonds with monthly payments that have a floating interest rate that is reset weekly. At December 31, 2002, the interest rate was 1.55%. The bonds mature in April 2021. WPS Resources agreed to guarantee WPS Westwood Generation's obligation to provide sufficient funds to pay the refunding bonds and the related obligations and indemnities.

    As of December 31, 2002, WPS Power Development had aggregate outstanding indebtedness totaling $11.6 million of notes payable under its revolving credit note of $12.5 million. This note is secured by the assets of the Stoneman plant and is guaranteed by WPS Resources. It is due in 2003 and requires quarterly interest payments. WPS Resources plans to renew this note. The note has a variable interest rate that was at 3.012% at December 31, 2002.

    Upper Peninsula Power has a senior secured note of $3.1 million as of December 31, 2002, which requires semiannual payments at an interest rate of 9.25%, and matures in 2011.

    At December 31, 2002, WPS Resources and its subsidiaries were in compliance with all covenants relating to outstanding debt. A schedule of all principal debt payment amounts, including bond maturities, for WPS Resources is as follows:

Year ending December 31
(Millions)

2003	$ 71.1
2004	6.7
2005	27.7
2006	7.7
2007	8.3
Later years	776.6
Total payments	$898.1

NOTE 14--INCOME TAXES

    The principal components of our deferred tax assets and liabilities recognized in the balance sheet as of December 31 are as follows:

(Millions)	2002	2001

Deferred tax assets
Plant related	$ 91.5	$ 89.4
State capital and operating loss carry forwards	7.3	6.5
Deferred tax credit carry forwards	35.7	21.2
Employee benefits	45.0	38.0
Regulatory assets	1.6	5.7
Other comprehensive income	6.9	3.7
Other	(1.3)	4.8
Total	$186.7	$169.3

Deferred tax liabilities
Plant related	$209.7	$184.1
Employee benefits	38.2	30.0
Regulatory deferrals	6.7	16.2
Other	5.8	8.5
Total	$260.4	$238.8

Net deferred tax liabilities	$ 73.7	$ 69.5

    As of December 31, 2002, WPS Resources and its nonregulated affiliates had recorded a valuation allowance of $0.6 million related to state operating and capital loss carryforwards, due to the uncertainty of the ability to benefit from these losses in the future. Carryforward periods vary, but in the majority of states in which we do business the period is 15 years or more.

    WPS Resources is an indirect part owner in a facility that produces synthetic fuel from coal, as defined in Section 29 of the Internal Revenue Code. The production and sale of the synthetic fuel from this facility qualifies for tax credits under Section 29 if certain requirements are satisfied. Tax credits that are not utilized to reduce current tax expense are carried forward as alternative minimum tax credits to reduce tax expense in future years. Under current federal law alternative minimum tax credits do not expire. The Section 29 tax credit on the production and sale of coal-based synthetic fuel expires on December 31, 2007.

    The differences between income taxes determined by applying the federal statutory rate to income before tax expense for the periods ended December 31 are as follows:
(Millions, except for percentages)	2002		2001		2000
	Rate	Amount	Rate	Amount	Rate	Amount

Statutory federal income tax	35.0%	$ 48.1	35.0%	$ 29.9	35.0%	$ 26.6
State income taxes, net	5.3	7.3	5.3	4.5	5.5	4.2
Rate difference on reversal of income tax temporary differences	(1.2)	(1.6)	(2.5)	(2.2)	(2.1)	(1.6)
Plant related	(0.8)	(0.9)	(1.2)	(1.0)	-	-
Federal tax credits	(18.7)	(25.7)	(28.1)	(24.0)	(26.4)	(20.1)
Other differences, net	(1.5)	(2.4)	(2.9)	(2.4)	(4.1)	(3.1)
Effective income tax	18.1%	$ 24.8	5.6%	$ 4.8	7.9%	$ 6.0

Current provision
Federal		$ 10.1		$ 29.2		$ 13.7
State		11.2		8.5		8.6
Total current provision		21.3		37.7		22.3
Deferred benefit		3.5		(32.9)		(16.3)
Total income tax expense		$ 24.8		$ 4.8		$ 6.0

NOTE 15--COMMITMENTS AND CONTINGENCIES

Fuel and Purchased Power

    WPS Resources routinely enters into long-term commodity purchase and sale commitments that have various quantity requirements and durations.

    Wisconsin Public Service has obligations related to coal, purchased power, and natural gas. Obligations related to coal supply extend through 2016 and total $185.3 million. Of that amount, there is one long-term contract totaling $81.1 million that provides approximately 24% of the total requirements of Wisconsin Public Service through 2016. Through 2014, Wisconsin Public Service has obligations totaling $411.5 million for either capacity or energy related to purchased power. Also, there are natural gas supply and transportation contracts with total estimated demand payments of $130.1 million through October 2010.

    Wisconsin Public Service expects to recover these costs in future customer rates. Additionally, Wisconsin Public Service has contracts to sell electricity and natural gas to customers. Many of these contracts have indefinite lives.

    WPS Power Development also enters into long-term commodity contracts, mainly related to the purchase of coal for the Sunbury plant. The contracts total $16.4 million and extend through 2016.

    WPS Energy Services has unconditional purchase obligations related to energy supply contracts that total $1,005.2 million and extend through 2007.

Nuclear Liability

    The Price Anderson Act ensures that funds will be available to pay for public liability claims arising out of a nuclear incident. This Act may require Wisconsin Public Service to pay up to a maximum of $52.0 million per incident. The payments will not exceed $5.9 million per incident in a given calendar year. These amounts represent Wisconsin Public Service's 59% ownership in the Kewaunee plant.

Nuclear Plant Operation

    The commercial nuclear power industry recently experienced several instances of cracking and leakage of the reactor vessel head. In response to these instances of degradation, the Nuclear Regulatory Commission mandated that inspections be performed at each plant. During the Kewaunee nuclear power plant's 2001 refueling outage, a complete visual head inspection was performed which did not reveal any problems. During the spring 2003 refueling outage, a complete visual head inspection will again be performed. If any indicated flaws are found, a more detailed reactor vessel head inspection will be necessary at a cost of approximately $5 million and a one-week outage delay. At this time, however, Wisconsin Public Service does not anticipate that the more detailed inspection will be required. Wisconsin Public Service is evaluating the replacement of the reactor vessel head to avoid the cost of future required inspections. Assuming approval from the Public Service Commission of Wisconsin, Wisconsin Public Service anticipates that replacement of the reactor vessel head will occur during the fall 2004 refueling outage at a cost of approximately $20 million.

    See Note 8, Nuclear Plant Operation, for detailed information on the operations of the Kewaunee plant.

Clean Air Regulations

    The United States Environmental Protection Agency has designated southeastern Wisconsin as an ozone non-attainment area. Under the Clean Air Act, the State of Wisconsin developed a nitrogen oxide reduction plan for Wisconsin's ozone non-attainment area. The nitrogen oxide reductions begin in 2003 and gradually increase to 2007. This plan affects Edgewater Unit 4, of which Wisconsin Public Service owns 31.8%. A compliance plan for this unit was initiated in 2000. The plan includes a combination of combustion optimization and emission trading at a cost to Wisconsin Public Service of about $5 million. About 70% of the project has been completed.

    The State of Wisconsin is also seeking voluntary reductions from utility units outside the ozone non-attainment area, which may lead to additional expenditures for nitrogen oxide reductions at other units. Wisconsin Public Service is participating in voluntary efforts to reduce nitrogen oxide levels at the Columbia Energy Center. Wisconsin Public Service owns 31.8% of Columbia. The Public Service Commission of Wisconsin has approved recovery of the costs associated with voluntary nitrogen oxide reductions.

    Air quality modeling by the Wisconsin Department of Natural Resources revealed that Weston Units 1 and 2 contribute to a modeled exceedance of the sulfur dioxide ambient air quality standard (the current and projected fuel meets the sulfur content limit). Wisconsin Public Service and the Wisconsin Department of Natural Resources developed a plan to eliminate the modeled exceedance by extending the existing stacks at Weston Units 1 and 2 by 55 feet and limiting the sulfur content of the fuel to 1.2 pounds per million Btu. The cost of the stack extension is about $0.9 million. The United States Environmental Protection Agency is studying the proposal related to increasing the stack height. To date the United States Environmental Protection Agency has been unwilling to agree with this approach unless further studies are done to support the stack height increase. If the United States Environmental Protection Agency does not accept this proposal, additional reduction in sulfur content of fuel burned or significant operational limitations may result. Wisconsin Public Service is cooperating with the Wisconsin Department of Natural Resources to develop an approach to resolve this issue.

    In November 1999, the United States Environmental Protection Agency announced the commencement of a Clean Air Act enforcement initiative targeting the utility industry. This initiative resulted in the issuance of several notices of violation/findings of violation and the filing of lawsuits against utilities. In these enforcement proceedings, the United States Environmental Protection Agency claims that the utilities made modifications to the coal-fired boilers and related equipment at the utilities' electric generating stations without first obtaining appropriate permits under the United States Environmental Protection Agency's pre-construction permit program and without installing appropriate air pollution control equipment. In addition, the United States Environmental Protection Agency is also claiming, in certain situations, that there were violations of the Clean Air Act's "new source performance standards." In the matters where actions have been commenced, the federal government is seeking penalties and the installation of pollution control equipment.

    In December 2000, Wisconsin Public Service received from the United States Environmental Protection Agency a request for information under Section 114 of the Clean Air Act. The United States Environmental Protection Agency sought information and documents relating to work performed on the coal-fired boilers located at the Pulliam and Weston electric generating stations of Wisconsin Public Service. Wisconsin Public Service filed a response with the United States Environmental Protection Agency in early 2001.

    On May 22, 2002, Wisconsin Public Service received a follow-up request from the United States Environmental Protection Agency seeking additional information regarding specific boiler-related work performed on Pulliam Units 3, 5 and 7, as well as information on Wisconsin Public Service's life extension program for Pulliam Units 3-8 and Weston Units 1 and 2. Wisconsin Public Service made an initial response to the United States Environmental Protection Agency's follow-up information request on June 12, 2002, and filed a final response on June 27, 2002.

    In 2000, 2001, and 2002, Wisconsin Power and Light Company received a similar series of United States Environmental Protection Agency information requests relating to work performed on certain coal-fired boilers and related equipment at the Columbia generating station (a facility located in Portage, Wisconsin jointly owned by Wisconsin Power and Light Company, Madison Gas and Electric Company, and Wisconsin Public Service). Wisconsin Power and Light is the operator of the plant and is responsible for responding to governmental inquiries relating to the operation of the facility. Wisconsin Power and Light filed its most recent response for the Columbia facility on July 12, 2002.

    Depending upon the results of the United States Environmental Protection Agency's review of the information, the United States Environmental Protection Agency may seek additional information from Wisconsin Public Service and/or third parties who have information relating to the boilers, close out the investigation, or issue a "notice of violation" or "finding of violation" asserting that a violation of the Clean Air Act occurred. To date, the United States Environmental Protection Agency has not responded to the 2002 follow-up filings made by Wisconsin Public Service and Wisconsin Power and Light.

    In response to the United States Environmental Protection Agency Clean Air Act enforcement initiative, several utilities have elected to settle with the United States Environmental Protection Agency, while others are in litigation. In general, those utilities that have settled have entered into consent decrees which require the companies to pay fines and penalties, undertake supplemental environmental projects and either upgrade or replace pollution controls at existing generating units or shut down existing units, and replace these units with new electric generating facilities. Several of the settlements involve multiple facilities. The fines and penalties (including the capital costs of supplemental environmental projects) associated with these settlements range between $7 million and $30 million. Factors typically considered in settlements include, but are not necessarily limited to, the size and number of facilities, as well as the duration of alleged violations, and the presence or absence of aggravating circumstances. The regulatory interpretations upon which the lawsuits or settlements are based may change based on future court decisions that may be rendered in pending litigations.

    If the federal government decided to bring a claim against Wisconsin Public Service and if it were determined by a court that historic projects at the Pulliam or Weston electric generating stations required either a state or federal Clean Air Act permit, Wisconsin Public Service may, under the applicable statutes, be required to:
  shut down any unit found to be operating in non-compliance, install additional pollution control equipment,
  pay a fine, and/or
  pay a fine and conduct a supplemental environmental project in order to resolve any such claim.

    At the end of December, 2002 the United States Environmental Protection Agency issued new rules governing the federal new source review program. The rules are not yet effective in Wisconsin. They are also not retroactive.

    The Wisconsin Department of Natural Resources initiated a rulemaking effort to control mercury emissions. Coal-fired generation plants are the primary targets of this effort. The proposed rule was open to comment in October 2001. As proposed, the rule requires phased-in mercury emission reductions reaching 90% reduction in 15 years. Wisconsin Public Service estimates that it could cost approximately $105 million per year to achieve the proposed 90% reductions.

Partial Sale of ECO Coal Pelletization #12

    In November 2001, WPS Power Development, through its subsidiary ECO Coal Pelletization #12 LLC, entered into a transaction with a subsidiary of a public company resulting in ECO #12 contributing its synthetic fuel producing machinery to a newly-formed entity in exchange for cash and a one-third ownership interest in the newly-formed entity.

    The transaction generated a pre-tax gain of $40.2 million of which $38.0 million had been deferred as of December 31, 2001 as a result of certain rights of rescission and put options being granted to the buyer. All of these rights of rescission and the put options expired in 2002, and as a result

    WPS Power Development recognized all of the $38.0 million deferred gain in 2002.

    Concurrent with the sale of a portion of this project, WPS Power Development bought out the interest of its previous partner in the ECO #12 project. The actual payments to this former partner are contingent upon the same provisions referred to above. As a result, $21.3 million was held in escrow that was released proportionately as the respective rescission rights and put options expired. As of December 31, 2002, this escrow had a balance of $3.5 million that will be transferred in 2003 as remaining contingencies expire that are not related to the recognition of deferred gain.

    For more information on the transactions, see Note 6, Acquisitions and Sales of Assets.

Manufactured Gas Plant Remediation

    Wisconsin Public Service continues to investigate the environmental cleanup of ten manufactured gas plant sites, including two sites formerly owned by Wisconsin Fuel and Light. As of the fall of 2002, cleanup of the land portion of the Oshkosh, Stevens Point, and two Sheboygan sites was substantially complete. Groundwater treatment and monitoring at these sites will continue into the future. River sediment remains to be addressed at the Oshkosh site, as well as other sites. Wisconsin Public Service anticipates that work will commence on the land portion of the Green Bay site in the first quarter of 2003. Costs of the cleanups, completed to date, were within the range expected for these sites. Wisconsin Public Service estimates future undiscounted investigation and cleanup costs to be in the range of $38.7 million to $43.7 million. These estimates may be adjusted in the future based on remediation technology, regulatory requirements, and the assessment of natural resources damages.

    Wisconsin Public Service currently has a $38.7 million liability recorded for cleanup with an offsetting regulatory asset (deferred charge). We expect to recover cleanup costs, net of insurance recoveries, in future customer rates. Carrying costs associated with the cleanup expenditures will not be recoverable. Wisconsin Public Service has received $12.7 million in insurance recoveries that we recorded as a reduction to the regulatory asset.

NOTE 16--EMPLOYEE BENEFIT PLANS

    WPS Resources has non-contributory qualified retirement plans covering substantially all employees under which the company may make annual contributions to an irrevocable trust. We established the plans to provide retired employees, who meet conditions relating to age and length of service, with a monthly payment. Wisconsin Public Service administers and maintains the plans. These plans are fully funded and no contributions were made to them in 2002, 2001, or 2000.

    WPS Resources also currently offers medical, dental, and life insurance benefits to employees and their dependents. We expense these items for active employees as incurred. We fund benefits for retirees through irrevocable trusts as allowed for income tax purposes. Wisconsin Public Service and Upper Peninsula Power expensed and recovered through customer rates the net periodic benefit cost. Our nonregulated subsidiaries expensed allocated amounts. Our non-administrative plan is a collectively bargained plan and, therefore, is tax exempt. The investments in the trust covering administrative employees are subject to federal unrelated business income taxes at a 38.6% tax rate.

    All pension costs are accounted for under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." All postretirement plan costs are accounted for under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standards require the company to accrue the cost of these benefits as expense over the period in which the employee renders service. The transition obligation for current and future retirees under Statement of Financial Accounting Standards No. 106 is recognized over 20 years beginning in 1993.

    The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the three one-year periods ending December 31, 2002, 2001, and 2000, and a statement of the funded status as of December 31 for each year:
(Millions)	2002	2001	2000

Reconciliation of benefit obligation - pension
Obligation at January 1	$495.2	$484.9	$396.7
Service cost	11.5	11.0	10.2
Interest cost	33.7	32.7	31.5
Plan amendments	-	0.2	56.5
Actuarial (gain) loss	26.2	35.4	2.2
Acquisitions	-	13.1	-
Benefit payments	(32.5)	(21.2)	(19.4)
(Settlements)/curtailments	-	(60.9)	7.2
Obligation at December 31	$534.1	$495.2	$484.9

Reconciliation of fair value of plan assets - pension
Fair value of plan assets at January 1	$591.9	$676.1	$654.3
Actual return on plan assets	(47.8)	(13.7)	41.2
Employer contributions	-	-	-
Acquisitions	-	18.1	-
Benefit payments	(32.5)	(88.6)	(19.4)
Fair value of plan assets at December 31	$511.6	$591.9	$676.1

Funded status at December 31	$(22.5)	$96.7	$191.2
Unrecognized transition (asset) obligation	(0.2)	(2.2)	(6.1)
Unrecognized prior-service cost	53.6	59.1	64.4
Unrecognized (gain) loss	53.2	(69.3)	(186.5)
Net prepaid benefit cost	$84.1	$84.3	$ 63.0

(Millions)	2002	2001	2000

Reconciliation of benefit obligation - other
Obligation at January 1	$176.2	$102.6	$135.2
Service cost	5.3	3.0	2.7
Interest cost	12.5	7.6	7.8
Plan amendments	(4.7)	-	(16.8)
Actuarial (gain) loss	52.5	65.5	(19.0)
Acquisitions adjustments	-	3.7	(1.3)
Benefit payments	(7.5)	(6.2)	(6.0)
Obligation at December 31	$234.3	$176.2	$102.6

Reconciliation of fair value of plan assets - other
Fair value of plan assets at January 1	$134.7	$152.3	$149.7
Actual return on plan assets	(14.8)	(4.4)	7.9
Employer contributions	7.3	(7.0)	0.7
Benefit payments	(7.5)	(6.2)	(6.0)
Fair value of plan assets at December 31	$119.7	$134.7	$152.3

Funded status at December 31	$(114.6)	$ (41.5)	$ 49.7
Unrecognized transition (asset) obligation	13.1	14.4	15.7
Unrecognized prior-service cost	(16.3)	(12.9)	(14.1)
Unrecognized (gain) loss	66.0	(12.4)	(96.9)
Net accrued benefit liability	$ (51.8)	$ (52.4)	$ (45.6)

    The following table provides the components of net periodic benefit cost for the plans for the one-year periods ended December 31, 2002, 2001, and 2000:
(Millions)	2002	2001	2000

Net periodic benefit cost - pension
Service cost	$11.5	$11.0	$10.2
Interest cost	33.7	32.7	31.5
Expected return on plan assets	(47.7)	(47.0)	(46.3)
Amortization of transition asset	(2.0)	(3.5)	(3.6)
Amortization of prior-service cost	5.5	5.5	4.7
Amortization of net gain	(0.8)	(2.3)	(2.7)
Net periodic benefit cost before settlement gain/curtailment loss	$ 0.2	$ (3.6)	$(6.2)
(Settlement gain)/curtailment loss	-	(12.7)	8.7
Regulatory liability/(asset) offset	-	11.8	(8.1)
Amortization of settlement gain regulatory liability	(11.8)	-	-
Amortization of curtailment loss regulatory asset	8.1	-	-
Net periodic benefit cost	$ (3.5)	$ (4.5)	$(5.6)

Net periodic benefit cost - other
Service cost	$ 5.3	$ 3.0	$ 2.7
Interest cost	12.5	7.6	7.8
Expected return on plan assets	(10.2)	(9.7)	(9.3)
Amortization of transition obligation	1.3	1.3	1.8
Amortization of prior-service cost	(1.2)	(1.2)	(0.7)
Amortization of net gain	(1.2)	(4.6)	(4.6)
Net periodic benefit cost	$ 6.5	$(3.6)	$(2.3)

    During 2000, WPS Resources made substantial changes to the administrative employees' portion of the pension and postretirement benefit plans. Effective January 1, 2001, the administrative employees' pension plan was changed to a pension equity plan with a lump sum distribution option for all future retirees. Additionally, all future administrative retirees will no longer be given subsidized postretirement medical and dental coverage. Due to employees who waited until 2001 to retire to take advantage of the new plan benefits and various reorganizations, including the formation of Nuclear Management Company, a significant number of employees left our pension plan in early 2001. This required curtailment accounting for the year 2000 under Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Most of the 2000 curtailment loss was deferred as a regulatory asset.

    For the reasons mentioned above, large numbers of lump sum payments were paid out of the pension plan during the course of 2001. This required settlement accounting under Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Most of the settlement gain was deferred as a regulatory liability.

    Based on a rate order received from the Public Service Commission of Wisconsin, during 2002 Wisconsin Public Service amortized the entire regulatory asset and regulatory liability relating to the aforementioned curtailment loss and settlement gain.

    The assumptions used in measuring WPS Resources' benefit obligation are shown in the following table:
	2002	2001	2000
Weighted average assumptions as of December 31 - pension
Discount rate	6.75%	7.25%	7.50%
Expected return on plan assets	8.75%	8.75%	8.75%
Rate of compensation increase	5.50%	5.50%	5.50%

Weighted average assumptions as of December 31 - other
Discount rate	6.75%	7.25%	7.50%
Expected return on plan assets	8.75%	8.75%	8.75%

    The assumptions used for WPS Resources' medical and dental cost trend rates are shown in the following table:
	2002	2001	2000
Assumed medical cost trend rate (under age 65)	12.0%	10.0%	7.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2011	2008	2006

Assumed medical cost trend rate (over age 65)	14.0%	12.0%	7.0%
Ultimate trend rate	6.5%	6.5%	5.0%
Ultimate trend rate reached in	2011	2008	2006

Assumed medical cost trend rate	6.0%	7.0%	7.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2004	2004	2006

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:
(Millions)	1% Increase	1% Decrease

Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$ 3.4	$ (2.8)
Effect on the health care component of the accumulated postretirement benefit obligation	$41.2	$(32.5)

    WPS Resources also sponsors several non-qualified pension plans covering certain current and former employees. These non-qualified pension plans are not funded. WPS Resources' projected benefit obligation under these plans was $19.7 million at December 31, 2002, $17.9 million at December 31, 2001, and $12.7 million at December 31, 2000. WPS Resources' pension expense under these plans was $2.4 million in 2002, $2.0 million in 2001, and $1.7 million in 2000. The accumulated benefit obligation for these plans has risen due to recent plan design changes and the decline in the discount rate used to estimate the plans' liability. Therefore, WPS Resources was required to adjust the minimum pension liability recorded on the December 31, 2002 Consolidated Balance Sheet. The effect of this adjustment was to increase pension liabilities by $8.0 million, increase intangible assets by $3.5 million, increase deferred tax assets by $1.8 million, and increase accumulated other comprehensive loss by $2.7 million. Because these adjustments were non-cash, their effect has been excluded from the accompanying Consolidated Statement of Cash Flows.

    WPS Resources has an Employee Stock Ownership Plan that held 2.0 million shares of WPS Resources common stock (market value of approximately $76.7 million) at December 31, 2002. WPS Resources' net period benefit cost under this plan was $4.8 million in 2002, $4.5 million in 2001, and $2.4 million in 2000.

NOTE 17--COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST

    On July 30, 1998, WPSR Capital Trust I, a Delaware business trust, issued $50.0 million of trust preferred securities to the public. WPS Resources owns all of the outstanding trust common securities of the Trust, and the only asset of the Trust is $51.5 million of subordinated debentures that we issued. The debentures are due on June 30, 2038 and bear interest at 7% per year. The terms and interest payments on the debentures correspond to the terms and distributions on the trust preferred securities. We have consolidated the preferred securities of the Trust into our financial statements. We reflect the interest payments on the debentures as Distributions - preferred securities of subsidiary trust on the Consolidated Statements of Income. These payments are tax deductible by WPS Resources.

    We may defer interest payments on the debentures for up to 20 consecutive quarters. This would require the deferral of distributions on the trust preferred securities as well. If we would defer interest payments, interest and distributions would continue to accrue and compounding interest on the deferred amounts would also accrue. Through 2001, we have not deferred interest payments. After July 30, 2003, we may redeem all or part of the debentures. This would require the Trust to redeem an equal amount of trust securities at face value plus any accrued interest and unpaid distributions. We entered into a limited guaranty of payment of distributions, redemption payments, and liquidation payments with respect to the trust preferred securities. This guaranty, together with our obligations under the debentures, and under other related documents, provides a full and unconditional guaranty by us of amounts due on the outstanding trust preferred securities.

NOTE 18--PREFERRED STOCK OF SUBSIDIARY

    Our wholly owned subsidiary, Wisconsin Public Service, has issued preferred stock with no mandatory redemption and a $100 par value. The following table shows the shares outstanding of the 1,000,000 shares authorized:

(Millions, except share amounts)	Series	Shares Outstanding	2002	2001
	5.00%	132,000	$13.2	$13.2
	5.04%	30,000	3.0	3.0
	5.08%	50,000	5.0	5.0
	6.76%	150,000	15.0	15.0
	6.88%	150,000	15.0	15.0
Total		512,000	$51.2	$51.2

NOTE 19--COMMON EQUITY
Shares outstanding at December 31	2002	2001
Common stock, $1 par value, 100,000,000 shares authorized	32,040,875	31,496,296
Treasury stock	65,650	307,052
Average cost of treasury shares	$23.62	$25.17
Shares in deferred compensation trust	166,446	135,995
Average cost of deferred compensation trust shares	$32.29	$30.67

    As part of the merger of Wisconsin Fuel and Light into Wisconsin Public Service, 1,763,943 shares of common stock were issued on April 1, 2001 to former Wisconsin Fuel and Light shareholders. See Note 6, Acquisitions and Sales of Assets for more information on the merger.

    On December 17, 2001, 2,300,000 shares of WPS Resources common stock were issued at $34.36 per share and resulted in a net increase in equity of $76.0 million.

    Effective January 2001, we began issuing new stock under our Stock Investment Plan and under certain of our stock-based employee benefit plans. During 2002 and 2001, WPS Resources issued 790,081 and 598,328 shares, respectively, under these plans. These stock issues increased equity $28.3 million in 2002 and $20.3 million in 2001.

    In December 1996, we adopted a Shareholder Rights Plan. The plan is designed to enhance the ability of the Board of Directors to protect shareholders and WPS Resources if efforts are made to gain control of our company in a manner that is not in our best interests or the best interests of our shareholders. The plan gives our existing shareholders, under certain circumstances, the right to purchase stock at a discounted price. The rights expire on December 11, 2006.

    At December 31, 2002, we had $398.0 million of retained earnings available for dividends.

    Earnings per share is computed by dividing net income available for common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income available for common shareholders for the period by the weighted average number of shares of common stock outstanding during the period adjusted for the exercise and/or conversion of all potentially dilutive securities. Such dilutive items include in-the-money stock options and performance share grants. The calculation of diluted earnings per share for the years shown excludes some stock option plan shares that had an anti-dilutive effect. The shares having an anti-dilutive effect are not significant for any of the years shown. The following table reconciles the computation of basic and diluted earnings per share:
Reconciliation of Earnings Per Share
(Millions, except per share amounts)	2002	2001	2000
Net income available to common shareholders	$109.4	$77.6	$67.0
Basic weighted average shares	31.7	28.2	26.5
Incremental issuable shares	0.2	0.1	-
Diluted weighted average shares	31.9	28.3	26.5
Basic earnings per common share	$3.45	$2.75	$2.53
Diluted earnings per common share	$3.42	$2.74	$2.53

NOTE 20--STOCK OPTION PLANS

    In 2001, shareholders approved the WPS Resources Corporation 2001 Omnibus Incentive Compensation Plan for certain management personnel. In 1999, shareholders approved the WPS Resources Corporation 1999 Stock Option Plan for certain management personnel. In December 1999, the Board of Directors approved the WPS Resources Corporation 1999 Non-Employee Directors Stock Option Plan. Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations are used to account for these plans. Accordingly, no compensation costs have been recognized for these plans in 2002, 2001, or 2000.

    Under the provisions of the 2001 Omnibus Incentive Compensation Plan, the number of shares for which stock options may be granted may not exceed 2 million, and no single employee that is the chief executive officer of WPS Resources or any of the other four highest compensated officers of WPS Resources or its subsidiaries can be granted options for more than 150,000 shares during any calendar year. Under the provisions of the WPS Resources Corporation 1999 Stock Option Plan, the number of shares for which options may be granted may not exceed 1.5 million and no single employee can be granted options for more than 0.4 million shares during any five-year period. No additional stock options will be issued under the 1999 Stock Option Plan, although the plan will continue to exist for purposes of the existing outstanding options. Stock options are granted by the Compensation and Nominating Committee of the Board of Directors and may be granted at any time. No stock options will have a term longer than ten years. The exercise price of each stock option is equal to the fair market value of the stock on the date the stock option was granted.

    Stock options were granted under the 1999 Stock Option Plan on February 11, 1999 (subject to shareholder approval of the 1999 Stock Option Plan that was received on May 6, 1999, at which time the exercise price was established for the initial grant), March 13, 2000, and December 14, 2000, with exercise prices of $29.875, $23.1875, and $34.75, respectively. During 2001, stock options were granted under the 2001 Omnibus Plan on July 12 and December 13, with exercise prices of $34.38 and $34.09, respectively. During 2002, stock options were granted under the 2001 Omnibus Plan on January 28, April 11, and December 12, with exercise prices of $36.38, $41.29, and $37.96, respectively. These stock options vest and become exercisable in equal 25% installments over a four-year period.

    The number of stock options granted under the 1999 Non-Employee Directors Stock Option Plan may not exceed 100,000, and the shares delivered thereunder consist solely of treasury shares. Stock options are granted at the discretion of the Board of Directors. No options may be granted under this plan after December 31, 2008. All options have a ten-year life, but may not be exercised until one year after the date of grant. Options granted under this plan are immediately vested. The exercise price of each option is equal to the fair market value of the stock on the date the stock options were granted. Options were granted on December 9, 1999 and February 10, 2000, with exercise prices of $25.4375 and $25.6875, respectively.

    The number of shares subject to each stock option plan, each outstanding stock option, and stock option exercise prices are subject to adjustment in the event of any stock split, stock dividend, or other transaction affecting our outstanding common stock.

    The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes stock option pricing model assuming:
	WPS Resources Corporation 2001 Omnibus Incentive Compensation Plan	WPS Resources 1999 Stock Option Plan	WPS Resources 1999 Non-Employee Directors Stock Option Plan

Annual dividend yield
February 10, 2000			6.56%
March 13, 2000		8.71%
December 14, 2000		5.93%
July 12, 2001	6.58%
December 13, 2001	6.60%
January 28, 2002	6.60%
April 11, 2002	6.58%
December 12, 2002	6.23%

Expected volatility
February 10, 2000			17.44%
March 13, 2000		15.50%
December 14, 2000		20.40%
July 12, 2001	20.93%
December 13, 2001	20.19%
January 28, 2002	20.53%
April 11, 2002	19.53%
December 12, 2002	20.08%

Risk-free interest rate
February 10, 2000			6.86%
March 13, 2000		6.36%
December 14, 2000		5.23%
July 12, 2001	5.54%
December 13, 2001	5.62%
January 28, 2002	5.40%
April 11, 2002	5.57%
December 12, 2002	4.43%

Expected life (in years)	10	10	10

    A summary of the status of the stock option plans as of December 31, 2002 is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Omnibus plan	327,427	$34.1038
Employee plan	705,916	30.9806
Director plan	23,150	25.4699
Granted during 2002
Omnibus plan	341,613	38.0064
Exercised during 2002
Employee plan	206,849	29.5512
Director plan	3,750	25.4375
Forfeited during 2002
Omnibus plan	5,492	34.0900
Employee plan	7,046	32.6744
Outstanding at end of year
Omnibus plan	663,548	36.1131
Employee plan	492,021	31.5572
Director plan	19,400	25.4762
Options exercisable at year-end
Omnibus plan	80,484	34.1040
Employee plan	256,011	31.6679
Director plan	19,400	25.4762
Weighted-average fair value of options granted during 2002
Omnibus plan
$3.64

    A summary of the status of the stock option plans as of December 31, 2001 is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Omnibus plan	-	-
Employee plan	722,416	$30.9322
Director plan	24,000	25.4688
Granted during 2001
Omnibus plan	327,427	34.1038
Exercised during 2001
Employee plan	16,500	28.8617
Director plan	850	25.4375
Forfeited during 2001	-	-
Outstanding at end of year
Omnibus plan	327,427	34.1038
Employee plan	705,916	30.9806
Director plan	23,150	25.4699
Options exercisable at year-end
Employee plan	283,604	30.6072
Director plan	23,150	25.4699
Weighted-average fair value of options granted during 2001
Omnibus plan
$3.23

A summary of the status of the stock option plans as of December 31, 2000 is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Employee plan	478,000	$29.8750
Director plan	21,000	25.4375
Granted during 2000
Employee plan	244,416	32.9997
Director plan	3,000	25.6875
Exercised during 2000	-	-
Forfeited during 2000	-	-
Outstanding at end of year
Employee plan	722,416	30.9322
Director plan	24,000	25.4688
Options exercisable at year-end
Employee plan	119,500	29.8750
Director plan	21,000	25.4375
Weighted-average fair value of options granted during 2000
Employee plan
$3.87

Director plan
$3.01

    The stock options outstanding at December 31, 2002 under the 2001 Omnibus Plan for an aggregate of 663,548 shares have exercise prices between $34.0900 and $41.2900 and are summarized below:
2001 Omnibus Plan Options Outstanding
Exercise prices	Options outstanding at December 31, 2002	Weighted-average exercise price	Weighted-average remaining contractual life (in years)

$34.0900	306,363	$34.0900	9
34.3800	15,572	34.3800	9
36.3800	500	36.3800	9
37.9600	336,113	37.9600	10
41.2900	5,000	41.2900	9

    The stock options at December 31, 2002 exercisable under the 2001 Omnibus Plan for an aggregate of 80,484 shares have exercise prices of $34.0900 and $34.3800 and remaining lives of 9 years.

    The stock options outstanding at December 31, 2002 under the 1999 Stock Option Plan for an aggregate of 492,021 shares have exercise prices between $23.1875 and $34.7500 and are summarized below:
1999 Stock Option Plan Options Outstanding
Exercise prices	Options outstanding at December 31, 2002	Weighted-average exercise price	Weighted-average remaining contractual life (in years)

$23.1875	23,500	$23.1875	7
29.8750	266,500	29.8750	7
34.7500	202,021	34.7500	8

    The stock options at December 31, 2002 exercisable under the 1999 Stock Option Plan for an aggregate of 256,011 shares have exercise prices of $23.1875, $29.8750, and $34.7500 and remaining lives of 7, 7, and 8 years, respectively.

    The stock options outstanding at December 31, 2002 under the 1999 Non-Employee Director Stock Option Plan for an aggregate of 19,400 shares have exercise prices of $25.4375 and $25.6875 and are summarized below:
1999 Non-Employee Director Stock Option Plan Options Outstanding
Exercise prices	Options outstanding at December 31, 2002	Weighted average exercise price	Weighted average remaining contractual life (in years)

$25.4375	16,400	$25.4375	7
25.6875	3,000	25.6875	7

    All remaining stock options granted under the 1999 Non-Employee Stock Option Director Plan for an aggregate of 19,400 shares are exercisable at year-end at the above referenced exercise prices.

NOTE 21--REGULATORY ENVIRONMENT

    Wisconsin Public Service filed for and received an interim rate order in the Wisconsin jurisdiction effective January 1, 2002. The order authorized a $55.5 million increase in electric revenues and an increase of $11.2 million in gas revenues on an annual basis. A final rate order for 2002 authorized a $58.6 million increase in electric revenues and an increase of $10.6 million in natural gas revenues on an annual basis. Wisconsin Public Service refunded the over collection of natural gas revenues in July 2002. The revenues are based on a 12.3% return on utility common equity, with equity constituting 55% of the capital structure. The final rate order was effective June 22, 2002.

    In March 2002, Wisconsin Public Service filed a request, with the Public Service Commission of Wisconsin, for a $50.7 million electric rate increase and an $8.7 million natural gas rate increase for the 2003/2004 biennium. The rate request included a 12.6% return on equity with no change in the capital structure. The request is needed to cover increases in medical benefit costs, Kewaunee's scheduled refueling outage, a portion of the costs for a proposed 500 megawatt coal-fired generation plant to be completed in 2008, construction of a combustion turbine at the Pulliam plant, higher rate base, taxes, and depreciation. In the fourth quarter of 2002, Wisconsin's newly-elected governor appointed a new chair of the Public Service Commission. Wisconsin Public Service expects a final order by mid March 2003. We anticipate the order to authorize a 12% return on equity with no change in the capital structure.

    In August 2002, Upper Peninsula Power filed an application for a 2003 rate increase. Upper Peninsula Power requested an increase of $9.9 million and a 12.6% return on equity, with equity constituting 55% of the capital structure. On December 20, 2002, the Michigan Public Service Commission approved an 8.95% increase in retail electric rates for customers of Upper Peninsula Power. The commission granted an 11.4% return on equity with the new rates being effective December 21, 2002. This is the first base rate increase for Upper Peninsula Power in 10 years.

NOTE 22--SEGMENTS OF BUSINESS

    We manage our reportable segments separately due to their different operating and regulatory environments. Our principal business segments are the regulated electric utility operations of Wisconsin Public Service and Upper Peninsula Power and the regulated gas utility operations of Wisconsin Public Service. Our other reportable segments include WPS Energy Services and WPS Power Development. WPS Energy Services is a diversified energy supply and services company, and WPS Power Development is an electric generation asset development company. Nonutility operations and subsidiaries of WPS Resources not already mentioned are included in the Other column. The tables below present information for the respective years pertaining to our operations segmented by lines of business.
Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2002	Electric Utility*	Gas Utility*	Total Utility*	WPS Energy Services	WPS Power Development	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
Total revenues	$763.1	$310.7	$1,073.8	$362.8	$145.2	$1.3	$(35.5)	$1,547.6
Depreciation and decommissioning	72.6	13.3	85.9	1.1	10.5	0.5	-	98.0
Miscellaneous income	6.3	0.3	6.6	1.8	27.7	18.1	(6.4)	47.8
Interest expense	28.7	6.3	35.0	1.6	9.2	18.9	(6.6)	58.1
Provision for income taxes	31.9	12.4	44.3	7.0	(22.6)	(3.6)	(0.3)	24.8
Income available for common shareholders	61.0	18.4	79.4	11.0	24.0	(5.0)	-	109.4
Balance Sheet
Total assets	1,465.9	401.4	1,867.3	877.2	358.1	172.7	(67.4)	3,207.9
Cash expenditures for long-lived assets	164.3	34.0	198.3	0.8	27.0	3.0	-	229.1

* Includes only utility operations. Nonutility operations are included in the Other column.

Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2001	Electric Utility*	Gas Utility*	Total Utility*	WPS Energy Services	WPS Power Development	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
Total revenues	$675.7	$321.6	$997.3	$329.0	$141.5	$1.3	$(37.3)	$1,431.8
Depreciation and decommissioning	66.4	11.7	78.1	0.7	7.4	0.4	-	86.6
Miscellaneous income	14.5	0.2	14.7	1.1	2.8	27.2	(8.3)	37.5
Interest expense	28.3	6.0	34.3	0.2	10.3	19.3	(8.3)	55.8
Provision for income taxes	31.6	5.9	37.5	4.0	(34.8)	(1.8)	(0.1)	4.8
Income available for common shareholders	58.8	8.9	67.7	6.4	2.3	1.3	(0.1)	77.6
Balance Sheet
Total assets	1,356.8	375.2	1,732.0	720.1	323.1	167.7	(72.9)	2,870.0
Cash expenditures for long-lived assets	175.8	24.9	200.7	10.9	32.1	5.0	-	248.7

* Includes only utility operations. Nonutility operations are included in the Other column.

Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2000	Electric Utility*	Gas Utility*	Total Utility*	WPS Energy Services	WPS Power Development	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
Total revenues	$ 642.7	$264.5	$ 907.2	$181.0	$128.1	$ 1.2	$(43.1)	$1,174.4
Depreciation and decommissioning	82.4	8.9	91.3	1.4	6.7	0.5	-	99.9
Miscellaneous income	18.1	0.1	18.2	0.9	1.0	9.7	(9.6)	20.2
Interest expense	27.3	4.8	32.1	0.4	10.9	20.7	(13.3)	50.8
Provision for income taxes	33.6	7.6	41.2	0.9	(29.2)	(6.9)	-	6.0
Income available for common shareholders	60.7	11.6	72.3	1.7	0.9	(7.9)	-	67.0
Balance Sheet
Total assets	1,239.0	305.5	1,544.5	924.9	233.1	178.0	(64.4)	2,816.1
Cash expenditures for long-lived assets	138.0	21.5	159.5	0.3	39.0	0.3	-	199.1

* Includes only utility operations. Nonutility operations are included in the Other column.

NOTE 23--QUARTERLY FINANCIAL INFORMATION (Unaudited)
(Millions, except for share amounts)	Three Months Ended
	2002
	March	June	September	December	Total
Operating revenues	$399.6	$331.9	$377.1	$439.0	$1,547.6
Income available for common shareholders	$ 28.1	$ 21.7	$ 30.5	$ 29.1	$ 109.4
Average number of shares of common stock	31.4	31.7	31.9	32.0	31.7
Basic earnings per share *	$0.89	$0.68	$0.96	$0.91	$3.45
Diluted earnings per share *	$0.89	$0.68	$0.95	$0.91	$3.42

	2001
	March	June	September	December	Total
Operating revenues	$484.2	$317.8	$307.3	$322.5	$1,431.8
Income available for common shareholders	$ 23.6	$ 11.7	$ 21.8	$ 20.5	$ 77.6
Average number of shares of common stock	26.5	28.6	28.7	29.2	28.2
Basic earnings per share *	$0.89	$0.41	$0.76	$0.70	$2.75
Diluted earnings per share *	$0.89	$0.41	$0.76	$0.70	$2.74

Because of various factors, which affect the utility business, the quarterly results of operations are not necessarily comparable.

* Earnings per share for the individual quarters do not total the year ended earnings per share amount because of the significant changes to the average number of shares outstanding and changes in incremental issuable shares throughout the year.

NOTE 24--NEW ACCOUNTING STANDARDS

    Effective January 1, 2002, WPS Resources adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under Statement No. 142, amortization of goodwill is no longer allowed. Instead, an assessment of fair value will be used to test for impairment of goodwill on an annual basis or when circumstances indicate a possible impairment.

    Most of the goodwill at WPS Resources is related to the Wisconsin Fuel and Light acquisition. In accordance with the requirements of the statement, we prepared an evaluation of the fair market value of the gas utility business segment to assess the potential impairment of the goodwill balance. Based on the estimated fair value, an impairment charge was not required at January 1, 2002.

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." This statement applies to all entities with legal obligations associated with the retirement of a tangible long-lived asset that result from the acquisition, construction, or development and/or normal operation of that asset. Retirement obligations within the scope of Statement No. 143 are those for which a legal obligation exists for retirement costs. Statement No. 143 requires such legal obligations to be recognized at their fair value in the period incurred. Upon initial recognition of the liability, the asset retirement cost is capitalized as part of the related long-lived asset and depreciated over the useful life of the asset. The liability is then accreted over time by applying the interest method of allocation to the liability. The cumulative effect of initially applying this statement is recognized as a change in accounting principle. WPS Resources adopted Statement No. 143 effective January 1, 2003.

    Legal retirement obligations identified for the regulated segments of WPS Resources relate primarily to the final decommissioning of our Kewaunee nuclear plant. We have also identified other legal retirement obligations that are currently not significant to the financial statements of WPS Resources. Pursuant to Statement No. 71, "Accounting for the Effects of Certain Types of Regulation," we will establish regulatory assets or liabilities to defer any differences between the liabilities established for ratemaking purposes and those recorded as required under Statement No. 143. For our regulated segments, the adoption of Statement No. 143 will change the method we use to report legal retirement obligations on the balance sheet, but will have no impact on income. Upon implementation of Statement No. 143, we will reclassify previously recorded liabilities for nuclear decommissioning in the amount of approximately $291 million from accumulated depreciation and capitalize a net asset retirement cost of approximately $92 million, resulting in an increase in net Property, plant and equipment of approximately $383 million. We will record an asset retirement obligation of approximately $326 million. The difference of approximately $57 million between previously recorded liabilities and the liability recorded as a result of adopting Statement No. 143 will be deferred as a regulatory liability.

    The regulated segments of WPS Resources recognize removal costs as a component of depreciation in accordance with regulatory treatment. These costs do not have associated legal retirement obligations and, therefore, are outside the scope of SFAS No. 143. We estimate that at December 31, 2002, there are approximately $173 million of these regulatory liabilities included in accumulated depreciation.

    The nonregulated segments of WPS Resources have identified a legal retirement obligation related to closure of an ash basin located at the Sunbury generating facility. Based on current information and assumptions, we expect to record an increase in net Property, plant, and equipment of approximately $1 million, recognize an additional liability of approximately $2 million, and recognize a cumulative effect of adoption after tax that will reduce net income by $0.3 million in 2003.

    Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement intends to unify the accounting for long-lived assets to be disposed of, based on the framework established by Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement did not have a significant impact on WPS Resources.

    The Emerging Issues Task Force of the Financial Accounting Standards Board clarifies accounting standards for diversity in practice. The Task Force reached consensus on several issues related to energy trading company operations in June 2002 under Emerging Issues Task Force Issue 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." On October 30, 2002, the Task Force issued guidance that superseded its consensus from June 2002.

    Issue 02-03 requires reporting revenues net of related cost of sales for all activities that are trading and derivative instruments as defined by Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The net reporting provisions of Issue 02-03 are required for all periods presented. All WPS Energy Services activities during 2002, 2001, and 2000 were defined as trading pursuant to EITF 98-10. Accordingly, previously reported trading revenues related to derivatives for 2002, 2001 and 2000 of $1.127.3 million, $1.243.7 million, and $774.6 million, respectively, have been reclassified to be presented net of related cost of sales for all energy derivatives. Neither margins nor net income for 2002, 2001, or 2000 were impacted by the reclassification of revenue upon adoption of Issue 02-03.

    The Emerging Issues Task Force came to a further consensus to rescind Issue 98-10 and preclude mark-to-market accounting for energy trading contracts that are not derivatives pursuant to Statement No. 133. WPS Energy Services has followed the accounting guidance presented under Issue 98-10 since January 1, 2000. The rescission was effective for all energy trading contracts entered into after October 25, 2002, and is effective January 1, 2003 for contracts entered into on or prior to October 25, 2002. Implementation of Issue 02-03 will not change the economics or cash flows of the underlying transactions. Issue 98-10 required that energy trading contracts be marked to market (that is, measured at fair value as of the balance sheet date) with the gains and losses included in earnings. As a result of the rescission, WPS Energy Services was required to re-evaluate its contracts within the hierarchy of generally accepted accounting principles excluding Issue 98-10. Those trading contracts entered into on or prior to October 25, 2002 have been evaluated under Statement No. 133 with the result of the evaluation being a cumulative effect of a change in accounting principle at January 1, 2003 of approximately $3 million after tax positive impact to net income. This cumulative effect represents the reversal of the risk management assets and liabilities for those contracts that are not derivatives or designated as normal pursuant to Statement No. 133 that were recorded on WPS Energy Service's financial statements at December 31, 2002.

    In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Interpretation No. 45 also requires that the guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of Interpretation No. 45 were effective for financial statements ending after December 15, 2002. WPS Resources did not meet any of the requirements for disclosure at December 31, 2002. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. At this time, we do not anticipate a significant impact on the statements of WPS Resources as a result of implementing the recognition requirements of Interpretation No. 45.

    In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," in order to improve financial reporting by companies involved with variable interest entities. Interpretation No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of Interpretation No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. Also, certain disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We do not expect a significant impact on our consolidated financial statements as a result of adopting Interpretation No. 46.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

F. INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of WPS Resources Corporation

    We have audited the accompanying consolidated balance sheets of WPS Resources Corporation and subsidiaries (the "Company"), as of December 31, 2002 and 2001, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the accompanying financial statement schedules listed as Schedule I and Schedule II. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WPS Resources Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

    As discussed in Notes 1 and 4 to the consolidated financial statements, effective January 1, 2003 the Company adopted EITF Issue 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," that required energy trading contracts to be reported net in the income statements for all periods presented.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
January 29, 2003

(July 11, 2003 as to the reclassification of certain energy trading activities to a net basis of reporting as described in Notes 1 and 4)

SCHEDULE I - CONDENSED
PARENT COMPANY FINANCIAL STATEMENTS
WPS RESOURCES CORPORATION (PARENT COMPANY ONLY)

A. STATEMENTS OF INCOME AND RETAINED EARNINGS

Year Ended December 31
(Millions)	2002	2001	2000

Income
Dividends from subsidiaries in excess of equity earnings	$58.2	$31.5	($33.5)
Dividends from subsidiaries	64.0	59.0	109.3
Income from subsidiaries	122.2	90.5	75.8
Investment income and other	3.3	5.3	8.7

Total income	125.5	95.8	84.5

Operating expenses	7.8	9.8	8.7
Income before interest expense and income taxes	117.7	86.0	75.8
Interest expense	16.3	17.7	15.6
Income before income taxes	101.4	68.3	60.2
Income taxes	(8.0)	(9.3)	(6.8)
Net Income	109.4	77.6	67.0

Retained earnings, beginning of year	374.1	354.8	341.7
Common stock dividends	(66.8)	(58.3)	(53.9)
Retained earnings, end of year	$416.7	$374.1	$354.8

SCHEDULE I - CONDENSED
PARENT COMPANY FINANCIAL STATEMENTS
WPS RESOURCES CORPORATION (PARENT COMPANY ONLY)

B. BALANCE SHEETS

At December 31
(Millions)	2002	2001
Assets
Current assets
Cash and cash equivalents	$9.1	$0.5
Accounts receivable - affiliates	2.3	1.4
Other receivables	0.8	1.7
Notes receivable - affiliates	7.9	18.8
Total current assets	20.1	22.4

Long-term notes receivable - affiliates	12.8	13.1

Investments in subsidiaries, at equity
Wisconsin Public Service Corporation	736.3	704.2
WPS Resources Capital Corporation	261.1	155.6
Upper Peninsula Power Company	57.1	53.6
Other	7.2	5.4
Total investments in subsidiaries, at equity	1,061.7	918.8

Net equipment	0.4	5.6
Other investments	21.2	21.6
Deferred income taxes	4.7	3.6

Total assets	$1,120.9	$985.1

Liabilities and Capitalization
Current liabilities
Notes payable - affiliates	$20.6	$26.8
Commercial paper	-	15.0
Accounts payable - affiliates	1.5	1.4
Accounts payable	0.1	6.0
Dividends payable	0.3	1.0
Other	4.3	3.4
Total current liabilities	26.8	53.6

Capitalization
Common stock, $1 par value, 100,000,000 shares
authorized; 32.0 shares outstanding at
December 31, 2002 and 31.5 shares
outstanding at December 31, 2001	32.0	31.5
Premium on capital stock	341.1	318.5
Retained earnings	416.7	374.1
Accumulated other comprehensive income (loss)	(10.1)	(2.7)
Treasury shares	(1.5)	(7.7)
Shares in deferred compensation trust	(5.4)	(4.2)
Total common stock equity	772.8	709.5
Unsecured senior note, net of unamortized discount	248.8	149.5
Advances from affiliates	72.5	72.5
Total capitalization	1,094.1	931.5

Total liabilities and capitalization	$1,120.9	$985.1

SCHEDULE I - CONDENSED
PARENT COMPANY FINANCIAL STATEMENTS
WPS RESOURCES CORPORATION (PARENT COMPANY ONLY)

C. STATEMENTS OF CASH FLOWS

Year Ended December 31
(Millions)	2002	2001	2000

Operating
Net income	$109.4	$77.6	$67.0

Add (deduct) dividends from subsidiaries in excess of equity earnings
(equity earnings from subsidiaries in excess of dividends)	(58.2)	(31.5)	33.5
Deferred income taxes	(1.1)	(1.7)	(1.3)
Other - net	1.2	0.5	3.4

Changes in other items
Receivables	(0.1)	1.1	(1.9)
Accounts payable	(5.9)	6.0	(4.2)
Other	0.3	(0.3)	(0.5)
Net cash - operating	45.6	51.7	96.0

Investing
Notes receivable - affiliates	11.3	23.3	78.7
Capital contributions - affiliates	(82.2)	(113.1)	(124.0)
Investments - other	(4.3)	(4.7)	(4.7)
Net cash - investing	(75.2)	(94.5)	(50.0)

Financing
Commercial paper, net	(15.0)	(44.6)	19.7
Intercompany debt, net	(6.2)	47.8	-
Proceeds from long-term debt	100.0	-	-
Purchase of deferred compensation stock	(1.3)	(1.1)	(10.5)
Proceeds from issuance of common stock	28.3	96.4	-
Common stock dividends	(66.8)	(58.3)	(53.9)
Financing - other	(0.8)	0.1	1.7
Net cash - financing	38.2	40.3	(43.0)

Net change in cash	8.6	(2.5)	3.0
Cash, beginning of year	0.5	3.0	-
Cash, end of year	$9.1	$0.5	$3.0

SCHEDULE I - CONDENSED
PARENT COMPANY FINANCIAL STATEMENTS
WPS RESOURCES CORPORATION (PARENT COMPANY ONLY)

D. NOTES TO PARENT COMPANY FINANCIAL STATEMENTS

    The following are supplemental notes to the WPS Resources Corporation (parent company only) financial statements and should be read in conjunction with our consolidated financial statements and the related notes.
SUPPLEMENTAL NOTES

Note 1

WPS Resources has short-term notes receivable in 2002 and 2001, respectively, from WPS Power Development of $5.4 million and $13.3 million, from Upper Peninsula Power of $0.0 million and $5.5 million, and from WPS Energy Services of $2.4 million and $0.0 million. Notes receivable bear interest rates that approximate current market rates.

Note 2

WPS Resources has long-term notes receivable from Wisconsin Public Service of $5.3 million and $7.5 million in 2002 and $5.4 million and $7.7 million in 2001, bearing interest rates at 8.76% and 7.35%. Monthly payments are $51,670 and $63,896 through January 2015 and May 2016, respectively.

Note 3

WPS Resources has a short-term note payable in 2002 to WPS Energy Services of $20.6 million. WPS Resources has a short-term note payable in 2001 to WPS Power Development of $26.8 million. The note bears an interest rate that approximates current market rates.

Note 4

WPS Resources has long-term unsecured notes payable of $150.0 million in both years with an unamortized discount of $0.4 million. The note bears an interest rate at 7% through October 2009. Interest is paid semiannually.

Note 5

WPS Resources has long-term unsecured notes payable of $100 million in 2002 with an unamortized discount of $0.8 million. The notes bear interest at a rate of 5.375% through December 2012. Interest is paid semiannually.

Note 6

WPS Resources has a long-term notes payable in 2002 and 2001 to WPS Power Development of $21.0 million. The note bears an interest rate that approximates current market rates through December 2021. In addition, WPS Resources has a long-term note payable in 2002 and 2001 to WPS Resources Capital Trust I of $51.5 million. The rate bears interest at 7% through 2038. We also have guaranteed other long-term debt and obligations of our subsidiaries arising in the normal course of business for both years.

Note 7

At December 31, 2002, WPS Resources (parent company only) was in compliance with all covenants relating to outstanding debt. A schedule of all principal debt payment amounts for WPS Resources (parent company only) is as follows:

	Year ending December 31 (Millions)
	2003	$ -
	2004	-
	2005	-
	2006	-
	2007	-
	Later years	322.5
	Total payments	$322.5

Note 8

As a normal part of business, WPS Resources enters into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. These agreements are intended to primarily support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

	These agreements can be separated into the following categories and expiration terms.

	(Millions)	December 31, 2002	Expiration
	Guaranties of subsidiary debt	$ 38.8	2003-2021
	Guaranties supporting commodity
	Transactions of subsidiaries	584.3	2003-2008
	Standby letters of credit	22.7	2003-2006
	Surety bonds	6.4	2003-2008
	Other guaranties	3.6	2003-2008
		$655.8

Guaranties of subsidiary debt support indebtedness of two WPS Power Development subsidiaries. The underlying debt related to the guaranties is stated on the Consolidated Balance Sheets as of December 31, 2002.

Guaranties supporting commodity transactions include agreements on behalf of WPS Energy Services, Wisconsin Public Service and WPS Power Development. WPS Resources primarily issues guaranties on behalf of WPS Energy Services to counterparties in the wholesale electric and natural gas marketplace to meet the counterparties' requirements. We also issue guaranties to counterparties in the wholesale electric marketplace to meet credit requirements on behalf of WPS Power Development. Guaranties have also been issued on behalf of WPS Power Development for indemnification obligations related to business purchase agreements. The guaranty on behalf of Wisconsin Public Service Corporation supports the termination of the purchase power agreement related to the acquisition of the De Pere Energy Center. The Consolidated Balance Sheets reflect the obligations supported by these parental guaranties.

WPS Resources issued $22.7 million in standby letters of credit to financial institutions for the benefit of third parties that have extended credit to certain subsidiaries. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will request payment from WPS Resources. Any amounts owed by our subsidiaries are reflected in the Consolidated Balance Sheets.

At December 31, 2002, WPS Resources purchased $4.7 million of surety bonds from the Commonwealth of Pennsylvania for waste management and disposal largely related to our WPS Power Development operations in that state. The remaining $1.7 million of surety bonds were purchased for various purposes including worker compensation coverage and obtaining various licenses, permits and right-of-way. Liabilities incurred as a result of activities covered by surety bonds are included in the Consolidated Balance Sheets.

Other guaranties of $3.6 million listed on the above table include guaranties of subsidiary indebtedness that is available to the subsidiary but not outstanding as of December 31, 2002. Since this amount is not outstanding at the end of the year, it is not reflected on the Consolidated Balance Sheets.

SCHEDULE II
WPS RESOURCES CORPORATION
VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts
Years Ended December 31, 2002, 2001 and 2000
(in Millions)

	Balance at	Acquisitions	Additions
	Beginning of	of	Charged to		Balance at
Fiscal Year	Year	Businesses	Expense	Reductions*	End of Year

2000	$2.7	$ -	$3.0	$1.5	$4.2

2001	$4.2	$0.1	$7.2	$6.5	$5.0

2002	$5.0	$0.1	$7.9	$6.0	$7.0

*Represents amounts written off to the reserve, net of recoveries.